UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment 4

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hyperera, Inc.
(Name of small business issuer in our charter)

Nevada	7370	26-2007556

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

2316 S Wentworth Ave Chicago, IL	60616
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  312-842-2288

InCorp Services, Inc.
375 N. Stephanie St., Suite 1411
Henderson, NV 89014
(702) 866-2500
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2] [3]
Common Stock offered by the Selling Stockholders [4]	6,839,000	$0.20	$1,367,800	$76.33

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(3) Calculated under Section 6(b) of the Securities Act of 1933 as .00005580 of the aggregate offering price.

(4) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS
Hyperera, Inc.

Selling shareholders are offering up to 6,839,000 shares of common stock.  The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2010.

TABLE OF CONTENTS

Summary Information and Risk Factors	5
Risk Factors	8
Our generating no revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.	8
There is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.	8
Any termination or failure to renew our distribution agreement with Beijing Chaoran could reduce our revenues or cause us to cease operations.	8
Any decrease in the availability, or increase in the cost, of hardware and software we purchase for resale could materially affect our earnings.	8
If clinics or hospitals that use our products or their patients successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.	9
We depend heavily on key personnel, and turnover of key senior management could harm our business.	9
A conflict of interest may exist for our Chairman Zhi Yong Li due to his father Liancheng Li owning 100% of Beijing Chaoran Chuangshi Technology Co., Ltd, our exclusive supplier.	10
You may have difficulty in enforcing any judgment against any or all of our executive officers and directors as they are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S.	12
Because our holding company structure creates restrictions on the payment of dividends, our ability to pay dividends is limited.	13
We may be unable to enforce our rights due to policies regarding the regulation	13
of foreign investments in China, which could reduce our ability to compete and our revenues.	13
It may be difficult for stockholders to enforce any judgment obtained in the	13
United States against us, which may limit the remedies otherwise available to our stockholders.	13
If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.
15
Use of Proceeds	16
Determination of Offering Price	16
Dilution	16
Selling Shareholders	16
Plan of Distribution	19
Legal Proceedings	21
Directors, Executive Officers, Promoters, and Control Persons	21
Security Ownership of Certain Beneficial Owners and Management	24
Description of Securities	25
Interest of Named Experts	25
Disclosure of Commission Position on Indemnification for Securities Liabilities	26
Description of Business	26

Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Description of Property	36
Certain Relationships and Related Transactions	37
Market for Common Equity and Related Stockholder Matters	38
Executive Compensation	40
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	43
financial statements	44

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Hyperera, Inc. is a Nevada corporation formed on February 19, 2008, with registered address at 375 N. Stephanie St., Suite 1411, Henderson, NV 89014-8909.  Hyperera, Inc. transacts its business in the U.S. located in the State of Illinois and has principal office at 2316 South Wentworth Avenue, Chicago, IL 60616.

On July 3, 2009, we established a wholly owned subsidiary, Hyperera Technologies (Beijing) Co., Limited, located at Room 11A, Block B, Kingwing Hotel, No. 17 Dongsanhuan South Road, Chaoyang District, Beijing, China 100021.

Hyperera, Inc. is headquartered in 2316 South Wentworth Avenue, Chicago, IL 60616, USA.  Our telephone number is 312-842-2288.

Business

Our business is sale of hardware and software and customization of clinical information system software for medical clinics and hospitals in China and throughout Asia.

We sell, install, and customize the following Clinical Information System:

•	Surgery Anesthesia Clinic Management Software and Intensive Care Unit, or ICU, Management System

The Clinical Information System of we sell was developed in China by Beijing Chaoran Chuangshi Technology Co., Ltd (“Beijing Chaoran”).  It was established in 2002 specializing in technology developed and service, sales of computer hardware and software, machine and electric equipment.  Beijing Chaoran is located in No.28 Mujiu Road, Mujiayu Town, Miyun,  Beijing, China.  Beijing Chaoran is a Chinese Technology company owned 100% by Mr. Liancheng Li, the father of our Chairman Zhi Yong Li.

We signed a three-year software distribution agreement with Beijing Chaoran on March 1, 2009. Under the terms of the agreement Beijing Chaoran authorizes Hyperera to be its exclusive sales and service agent for surgery anesthesia clinic management software and ICU management system product lines. The product lines shall include the products that Beijing Chaoran developed before the agreement signed and the products that will be developed by Beijing Chaoran during the term of the agreement.  Beijing Chaoran is the exclusive supplier of the products Hyperera sells.  The purchase price Hyperera will pay for all products subject to this agreement will be comparable to what Hyperera would have paid a non-related party in arm’s-length transactions.  Specifically, the selling price for Beijing Chaoran is determined by total actual cost of direct materials (hardware), direct labor, and allocated overhead, plus 5-10% of total cost.

In March 1, 2009, the Company placed order to purchase the three hardware parts through Beijing Chaoran, the total cost of the hardware purchase is $207,998.00, the amount of  $59,998 and $148,000 was prepaid on March 9 and 18, 2009 respectively. At November, 19, 2009, hardware sales revenue of $ 6,588 was recognized, and a cost of $ 5,968 was recorded too.  At December 28, 2009, hardware sales revenue of $ 59,430 was recognized, and a cost of $ 54,030 was incurred. At March 24, 2010, hardware sales revenue of $ 162,840 was recognized, and a cost of $ 148,000 was recorded. Our lack of any significant operating revenues to date raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification.

The Offering

As of the date of this prospectus, we had 27,999,000 shares of common stock outstanding.

Selling shareholders are offering up to 6,839,000 shares of common stock.  The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $100,000.  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

STATEMENT OF LOSS

			Period
			February 19,
	Three Month	Year Ended	2008 (Date of Inception)
	Ended March 31	December 31,	Through March 31
	2010	2009	2010

Revenues:	$162,840	$66,018	$228,858
COGS:	$148,000	$59,998	$207,998
Gross Profit	$14,840	$6,020	$20,860
Operating expenses:	$17,126	$44,706	$113,453

Net Loss	$(2,286)	$(38,633)	$(92,530)

HYPERERA, INC.
BALANCE SHEETS

	March 31	December 31
	2010	2009
ASSETS	$238,537	$233,104

LIABILITIES	$61,350	$53,631

STOCKHOLDERS’ Equity	$177,187	$179,473

TOTAL LIABILITIES & EQUITY	$238,537	$233,104

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

Our generating minimal revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Although we have taken significant steps to develop our business plan since our inception, as of June 30, 2009, we have generated only minimal revenues.  Our business plan is still speculative and unproven.  There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate significant revenues or profits, which makes it difficult to evaluate our business.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we may never generate revenues or become profitable or incur losses, which may result in a decline in our stock price.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We have generated minimal operating revenues as of March 31, 2010.  Our lack of significant  operating revenues to date raises substantial doubt about our ability to continue as a going concern.  Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Any termination or failure to renew our distribution agreement with Beijing Chaoran could reduce our revenues or cause us to cease operations.

Our operations depend heavily on the continuation of our distribution agreement with Beijing Chaoran.  The agreement with Beijing Chaoran is for a term of three years commencing March 1, 2009, subject to earlier termination upon terms described in the Agreement.

We may find alternative suppliers with similar products as Beijing Chaoran to continue our operation if the agreement is terminated or not renewed

Any decrease in the availability, or increase in the cost, of hardware and software we purchase for resale could materially affect our earnings.

Our operations depend heavily on the availability of hardware and software we resell. We purchase software and hardware from Beijing Chaoran and then resell it to our customers. However, if Beijing Chaoran Co., Ltd.  is unable or unwilling to provide us with software and hardware on terms favorable to us, we may be unable to produce certain products and services. This could result in a decrease in profit and damage to our reputation in our industry.  In the event our costs of acquiring these hardware and software increases, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for hardware and software could materially increase our costs and therefore lower our earnings.

If clinics or hospitals that use our products or their patients successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Our products will be applied in the management of many critical systems in medical clinics and hospitals.  If our products are not properly installed or customized, we could be subject to claims for damages based on theories of product liability and other legal theories. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. We do not have product liability insurance. The publicity surrounding these sorts of claims is also likely to damage our reputation, regardless of whether such claims are successful. Any of these consequences resulting from defects in our products would hurt our operating results and stockholder value.

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, including Zhi Yong Li, Chairman; Wei Wu, President and Simon Bai, CFO. If we Zhi Yong Li, Chairman; Wei Wu, President and Simon Bai, CFO, if Zhi Yong Li, Chairman; Wei Wu, President and Simon Bai, CFO fail to perform in their current positions, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

The management team, including Zhi Yong Li, Chairman; Wei Wu, President and Simon Bai, CFO is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of the Company's Internal Controls over financial reporting for the year ending December 31 following the year in which this registration statement is declared effective. Enterprise CPAs, Ltd., our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning with the year ending thereafter. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately 73% of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

A conflict of interest may exist for our Chairman Zhi Yong Li due to his father Liancheng Li owning 100% of Beijing Chaoran Chuangshi Technology Co., Ltd, our exclusive supplier.

The Clinical Information System of we sell was developed in China by Beijing Chaoran Chuangshi Technology Co., Ltd (“Beijing Chaoran”).  Beijing Chaoran is a Chinese technology company owned 100% by Mr. Liancheng Li, the father of our Chairman Zhi Yong Li. Although our distribution agreement with Beijing Chaoran requires that The purchase price Hyperera will pay for all products subject to this agreement will be comparable to what Hyperera would have paid a non-related party in arm’s-length transactions and specifically, the selling price for Beijing Chaoran is determined by total actual cost of direct materials (hardware), direct labor, and allocated overhead, plus 5-10% of total cost, there may be a conflict between Mr. Liancheng Li and our Chairman Zhi Yong Li over pricing or other matters under the Agreement.  Both parties will attempt to mitigate this conflict by maintaining completely separate offices and personnel.  Further, if there is any dispute between the parties, our Chairman Zhi Yong Li will disqualify himself from any vote on the matter and will turn the matter over entirely to other members of our Board of Directors.

Risks Related to our Operations in China

Because all our customers and operations are located in China, the following risks could affect our business of our suppliers and thus harm our revenues.

General economic conditions in China could reduce our revenues.

General economic conditions in China have an impact on our business and financial results. The global economy in general and in China specifically remains uncertain. As a result, individuals and companies may delay or reduce expenditures. Weak economic conditions and/or softness in the consumer or business channels could result in lower demand for our products, resulting in lower sales, earnings and cash flows.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. As a result of these differences, the business of our suppliers could be adversely affected.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. Further as a result, it could be difficult for investors to effect service of process in the U.S. or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

You may have difficulty in enforcing any judgment against any or all of our executive officers and directors as they are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S.

All of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we and our suppliers must conduct their business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.  Any divestiture could reduce our assets or revenues and thus reduce the value of our stock.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. Further, China announced its decision on June 19, 2010 to no longer peg the RMB to the U.S. dollar. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increase on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers grew rapidly, we are subject to the risk of foreign currency depreciation.

Because our holding company structure creates restrictions on the payment of dividends, our ability to pay dividends is limited.

We have no direct business operations, other than our ownership of our subsidiaries. If we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary.  In addition, our operating subsidiary, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends in the future. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China, which could reduce our ability to compete and our revenues.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives.  If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected and our revenues could be reduced.

It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

All of our assets are located outside the United States and all of our current operations are conducted in China.  Moreover, all of our directors and officers are nationals or residents of China.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons.  In  addition,  there is  uncertainty  as to whether the courts of China would recognize or enforce  judgments of U.S. courts obtained against us or such officers and/or directors  predicated upon the civil liability  provisions  of the  securities  law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons  predicated  upon the  securities  laws of the United States or any state thereof.  Further, China’s treaties do not provide for reciprocal recognition and enforcement of judgments of U.S. courts.

Risks Related to the Market for our Stock

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 7,539,000 shares of our common stock held by non- affiliates and 20,400,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

All of our shares held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering assuming it is declared effective in the year ended December 31, 2010, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2010, including a Form 10-K for the year ending December 31, 2010, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2010, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2010.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2010, we will continue as a voluntary reporting company and will not be subject to the proxy rules, Section 16 ownership reporting and short swing profits provisions or other requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.  In order to assure that selling shareholders will offer their shares at $.20 per share until our shares are quoted on the OTC Bulletin Board, we will notified our shareholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTC Bulletin Board without proof of the selling price.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities.  The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.  These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation S under the Securities Act of 1933.  We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling shareholders.  No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholder	Shares to offered by the Selling Shareholders	Date of Purchase	% owned before Offering	Amount owned after the offering, assuming all shares sold [1]	% owned after the offering, assuming all shares sold [1]	Any Transaction or Relationship in past 3 years [2]
Lian Cheng Li	100,000	3/19/2008	0.36%	0	0.00%
Lian Rong Zhou	100,000	3/19/2008	0.36%	0	0.00%
Ya Jun Li	100,000	3/19/2008	0.36%	0	0.00%
Jia Bin Fu	100,000	3/19/2008	0.36%	0	0.00%
De Lu Zhang	100,000	3/19/2008	0.36%	0	0.00%
Gui Yun Tian	100,000	3/19/2008	0.36%	0	0.00%
Tong Xu	100,000	3/19/2008	0.36%	0	0.00%
Pei Ji Wu	100,000	3/19/2008	0.36%	0	0.00%
Lan Fen Wang	100,000	3/19/2008	0.36%	0	0.00%
Jian Wu	100,000	3/19/2008	0.36%	0	0.00%
Quan Wu	100,000	3/19/2008	0.36%	0	0.00%
Qing Tian	100,000	3/19/2008	0.36%	0	0.00%
Yu Fang Zhou	100,000	3/19/2008	0.36%	0	0.00%
Yue Hui Zhou	100,000	3/19/2008	0.36%	0	0.00%
Yue Ming Zhou	100,000	3/19/2008	0.36%	0	0.00%
Xiang You Kong	100,000	3/19/2008	0.36%	0	0.00%
Zhi Nan Zhou	100,000	3/19/2008	0.36%	0	0.00%
Jian Zhong Zhang	100,000	3/19/2008	0.36%	0	0.00%
Jian Guo Zhang	100,000	3/19/2008	0.36%	0	0.00%
Wen Zhang	100,000	3/19/2008	0.36%	0	0.00%
Yan Yun Xi	100,000	3/20/2008	0.36%	0	0.00%
Ling Luan	100,000	3/20/2008	0.36%	0	0.00%
Qing Liang Chen	100,000	3/20/2008	0.36%	0	0.00%
Yan Mei Du	100,000	3/20/2008	0.36%	0	0.00%
Zhi Hui Zhang	100,000	3/20/2008	0.36%	0	0.00%
Shu Ting Zhang	100,000	3/20/2008	0.36%	0	0.00%
Wen Fang Dong	100,000	3/20/2008	0.36%	0	0.00%
Yan Hu	100,000	3/20/2008	0.36%	0	0.00%
Zhen Qin Wang	100,000	3/20/2008	0.36%	0	0.00%
Wei Lin	100,000	3/22/2008	0.36%	0	0.00%
Yi Xiong Wang	100,000	3/22/2008	0.36%	0	0.00%
Yang Yu	100,000	3/22/2008	0.36%	0	0.00%
Shu Jun Huang	100,000	3/22/2008	0.36%	0	0.00%
Zheng Jie Hua	100,000	3/22/2008	0.36%	0	0.00%
Li Wen Shi	100,000	3/22/2008	0.36%	0	0.00%
Zhong Huan Li	100,000	3/22/2008	0.36%	0	0.00%
Ji Xiang Liu	100,000	3/22/2008	0.36%	0	0.00%
Hao Chen Liu	100,000	3/22/2008	0.36%	0	0.00%
Da Liu	100,000	3/22/2008	0.36%	0	0.00%

Yu Ming Zhou	100,000	3/22/2008	0.36%	0	0.00%
Bao Shu Dai	100,000	3/22/2008	0.36%	0	0.00%
Jun Liu	100,000	4/28/2008	0.36%	0	0.00%
Yu Yan Qin	100,000	4/28/2008	0.36%	0	0.00%
Lian Sheng Zhou	100,000	4/28/2008	0.36%	0	0.00%
Wen Hui Zhou	100,000	4/28/2008	0.36%	0	0.00%
Yong Heng Hao	100,000	4/28/2008	0.36%	0	0.00%
Mei Sheng	100,000	4/28/2008	0.36%	0	0.00%
Wen Luan Hu	100,000	4/28/2008	0.36%	0	0.00%
Guang Yue Shang	100,000	4/28/2008	0.36%	0	0.00%
Ke Yan Liu	100,000	4/28/2008	0.36%	0	0.00%
Li Fang Huang	100,000	4/28/2008	0.36%	0	0.00%
Hui Li	100,000	4/28/2008	0.36%	0	0.00%
Fu Jun Jia	100,000	4/28/2008	0.36%	0	0.00%
Yong Yu Liu	100,000	4/28/2008	0.36%	0	0.00%
Bao Yu Li	100,000	4/28/2008	0.36%	0	0.00%
Sen Chai	100,000	7/20/2008	0.36%	0	0.00%
Qian Sun	100,000	7/20/2008	0.36%	0	0.00%
Yun Sun	100,000	7/20/2008	0.36%	0	0.00%
Wan Ting Li	100,000	7/20/2008	0.36%	0	0.00%
Fu Xiang Tian	200,000	7/20/2008	0.72%	0	0.00%
Zeng Zhao	300,000	7/20/2008	1.07%	0	0.00%
Lie Rong Huang	300,000	7/20/2008	1.07%	0	0.00%
Michael T. Williams	139,000	7/20/2008	0.50%	0	0.00%	Attorney
Total	6,839,000		24.48%	0	0.00%

[1]   All shares owned by each selling shareholder are being registered and, if sold, no selling shareholder will own any of our stock after this offering.

[2]  There are no material relationships between us and any of the selling shareholders except Mr. Williams, our attorney.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 6,839,000 shares of common stock.  The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will not receive any proceeds of the sale of these securities.  We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions.  The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.  We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.  We have advised them that we will monitor our stock transfer records on a regular basis and will void any transaction they undertake in violation of this restriction.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with an FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of our issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS
The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Zhi Yong Li	45	Chairman of the Board, CEO
Wei Wu	50	Director, President, COO
Simon Bai	49	Chief Financial Officer
Huitao Zhou	58	Director
Hong Tao Bai	31	Vice President
JianWu Zhang	45	Director
Ming Liu	50	Director
Nan Su	33	CTO

Zhi Yong Li joined us in February, 2008, founder of Hyperera, Inc., and has been Chairman and CEO since then.  In June 1982, he received a Business Administration Associated Degree at Beijing Ren Min University of China. In year 1987 to 1990, he was a Qinggongye department manager of Food Industry Company.  In year 1991 to 1993, he was the Vice-manager of Country Construct Material Company.  In year 1994 to 2000, he was the manager of Beijing Zhichengjingmao Trading company.  In year 2001 to 2003, he was the president of Beijing Zhishichengke Corporation.  In 2004 to January 2008, he was the General Manager of Beijing Chaoranchuangshi Technology & Trade Co.  Accordingly, as a member of the board, Mr. Li contributes the benefits of his executive leadership and management experience as well as his relationship with one of our suppliers.  As co-founder, he also contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Wei Wu joined us in February, 2008, founder of Hyperera, Inc., and has been Director, President & COO since then. In July 1982, he received a Finance Bachelor Degree at Liaoning Finance and Economics Institute of China.  From August 1982 to March 1987, he was the supervisor of the 4th branch of Beijing East area of China Constructive Bank.  From July 1987 to June 1992, he was the assistant manager in the Beijing Branch of China Constructive Bank.  From July 1992 to December 1995, he worked at China Renmin Bank of Beijing branch.  From January 1996 to June 2000, he was the General Manager of Beijing Kalete Fine Chemical Company.  From July 2000 to January 2008, he was the president of Beijing Kalete Fine Chemical Company.  Therefore, as a member of the board, Mr. Wu contributes the benefits of his executive leadership and management experience as well as his financial expertise based on his significant banking and financial experience.

Simon Bai joined Hyperera, Inc. in March, 2008, and has been CFO since then.  In September 1995, he received a Business Administration Degree at DePaul University of USA.  In year 1996 to 2008, he was the manager of Oriental Travel Company.

Huitao Zhou joined us in February, 2008, founder of Hyperera, Inc., and has been Director since then.  From January 1967 to June 1980, he was a executive coordinator in the production department of Beijing Nenjian Company. From July 1980 to December 1987, he was the assistant manager in the Beijing Branch of China Development Bank.  From July 1992 to December 1995, he was the vice director of Beijing Yuandong  Pressure Container Factory.  From January 1988 to January 2008, he was the Director of Beijing Yuandong Pressure Container Factory.  Therefore, as a member of the board, Mr. Zhou contributes the benefits of his executive leadership and management experience as well as his financial expertise based on his significant banking and financial experience.  As co-founder, he also contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

HongTao Bai joined us in March, 2008, and has been a Vice-President of Hyperera, Inc. since then.   In June 1995, she received a Master Degree of Software Engineering at Beijing university of Posts and Telecommunications in China.  From August 1995 to December 1997, she was a Project Manager Beijing Chuyou Company.  From January 1998 to December 1999, she was the Manager of Software Department of Zhongqingchuangye Company.  From January 2000 to January 2008, she was the Manager of Technology Department of Beijing Donghuahechuang Digital Technology Ltd.

JianWu Zhang joined us in March, 2008, and has been a Director of Hyperera, Inc. since then.   From January 1995 to January 2008, he joined Beijing Kalete Fine Chemical Company, and was the Manager of Sales Department, Vice General Manager and Finance Officer.  Accordingly, as a member of the board, Mr. Zhang contributes the benefits of his executive leadership as well as his significant marketing and financial experience.

Ming Liu joined us in March, 2008, and has been a Director of Hyperera, Inc. since then.
From June 1979 to June 2001, he was the manager of Beijing Qianmen Branch of China Constructive Bank.  From July 2001 to June 2005, he was the Vice General Manager of Beijing Hansenweikang Trading Company.  From July 2005 to January 2008, he was the General Manager of Beijing Triple Leaf Investment and Management Company, and the President of Zhongjing Credit & Insurance Ltd.  Therefore, as a member of the board, Mr. Liu contributes the benefits of his executive leadership and management experience as well as his financial expertise based on his significant banking and financial experience.

Nan Su joined us in March, 2008, and has been the CTO of Hyperera, Inc. since then.   In June 1993, he received a Computer Science Bachelor Degree at East China University of Metallurgy.  From July 1993 to June 1994, he worked at communication department of Jinan Iron & Steel Factory. From July 1994 to August 1995, he was the technology support department manager of Beijing Hengyuan Technology Company. From September 1995 to May 2000, he was the exploitation department manager and the general senior engineer of Beijing Zhuyouxinle Technology Exploitation Company.  From June 2000 to September 2001, he was the system and software technology department manager of China Zhumulangma Telecommunications Data Company.  From October 2001 to February 2005, he was the Software Maintain Department’s Technology Manager of Beijing DongHua Hechuang Digital Technology Corporation. From March 2005 to January 2008, he was the CTO of Beijing Chaoranchuangshi Technology & Trade Co.

Family Relationships

There are no family relationships between our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders is 2316 South Wentworth Avenue, Chicago, IL 60616, USA.

Name	Title	Number of Shares	% of Common Share

Zhi Yong Li	Chairman	10,000,000	35.72%
Wei Wu	President	5,000,000	17.86%
Hui Tao Zhou	Director	5,000,000	17.86%
Jian Wu Zhang	Director	100,000	0.36%
Ming Liu	Director	100,000	0.36%
Hong Tao Bai	Vice-President	100,000	0.36%
Nan Su	CTO	100,000	0.36%
All officers and directors as a group [8 persons]		20,400,000	72.86%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 27,999,000 shares of common stock outstanding as of March 31, 2010.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 200,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 27,999,000 shares of common stock issued and outstanding held by 80 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The consolidated balance sheets of Hyperera, Inc. as of December 31, 2009, and the related consolidated statements of loss, shareholders’ equity, and cash flows for the year 2009, and the period from February 19, 2008 (date of inception) to  December 31, 2008, and the cumulative period February 19, 2008 (date of inception ) through December 31, 2009included in this prospectus have been audited by Enterprise CPAs, Ltd. which are independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 139,000, shares of our common stock being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Hyperera, Inc. is a Nevada corporation formed on February 19, 2008, with registered address at 375 N. Stephanie St., Suite 1411, Henderson, NV 89014-8909.  Hyperera, Inc. transacts its business in the U.S. located in the State of Illinois and has principal office at 2316 South Wentworth Avenue, Chicago, IL 60616.

On July 3, 2009, we established a wholly owned subsidiary, Hyperera Technologies (Beijing) Co., Limited, located at Room 11A, Block B, Kingwing Hotel, No. 17 Dongsanhuan South Road, Chaoyang District, Beijing, China 100021.

Hyperera, Inc. is headquartered in 2316 South Wentworth Avenue, Chicago, IL 60616, USA.  Our telephone number is 312-842-2288.

Business

Our business is sale of hardware and software and customization of clinical information system software for medical clinics and hospitals in China and throughout Asia.  This business is conducted entirely through our wholly owned subsidiary, Hyperera Technologies (Beijing) Co., Limited.  In the future, we may sell these products in North America and elsewhere in the world, in which case the sales in those areas will be made directly by us.  We currently intend to sell only products of Beijing Chaoran as described below.

We sell, install, and customize the following Clinical Information System:

•	Surgery Anesthesia Clinic Management Software and Intensive Care Unit, or ICU, Management System

Product

Compared with Management-Oriented Information System, the Clinical Information System (CIS) is more important for the whole clinical information system. The collection, storage, presentation and processing of the patient's information is the center of the CIS, CIS is an information system which serve for doctors, nurses and the systems of Medical Laboratory. CIS mainly includes doctor workstation system, nursing system, laboratory information system (LIS), radioactive information system (RIS), surgery anesthesia information system, ICU management information system, cardiograph information system, Picture Archiving and Communication System (PACS) and some other biology information processing systems.

With CIS, the medical workers can find out the change of the patients’ state in time. At the same time, with such a powerful tool, the medical workers can establish a standard convention for diagnoses and treatments. Without CIS, the difference of treatment for the same disease will cause the increase of medical costs and the deviations of treatment results.

One basic function of clinic information system is that the medical workers can use CIS to find change of the patients’ state swiftly and exactly. At the same time, the medical workers and their management can measure the clinic quality and medical cost in the high level, build a reasonable criterion of quality control. Besides the relative data collection and analysis, it will also provide valuable and effective help to the science research work.

In CIS, operational monitoring and ICU need to supervise the status very closely, so the staff in operating room and ICU room should try effort to record the thing simply in order to increase nurse care and watch illness time. However, in the recording process, nothing of patient data can be missed. With computer technology, we can simplify the recording process of surgery and ICU. We can use computer to directly collect and store the data of operating room equipments and ICU room equipments (such as respirator, monitor, anesthetic apparatus, and blood gas analyzer). At the same time, all kinds of life data and care data of ICU and operating room can be exchanged with clinical information system. So the staff in operating room and ICU room can integrate all kinds of clinic information to immediately and momentarily decide how to care and treat patients.

Distribution Agreement

The Clinical Information System of we sell was developed in China by Beijing Chaoran Chuangshi Technology Co., Ltd (“Beijing Chaoran”).  It was established in 2002 specializing in technology developed and service, sales of computer hardware and software, machine and electric equipment.  Beijing Chaoran is located in No.28 Mujiu Road, Mujiayu Town, Miyun,  Beijing, China.  Beijing Chaoran is a Chinese Technology company owned 100% by Mr.Liancheng Li, the father of our Chairman Zhiyong Li.

We signed a three-year software distribution agreement with Beijing Chaoran on March 1, 2009. Under the terms of the agreement Beijing Chaoran authorizes Hyperera to be its exclusive sales and service agent for surgery anesthesia clinic management software and ICU management system product lines. The product lines shall include the products that Beijing Chaoran developed before the agreement signed and the products that will be developed by Beijing Chaoran during the term of the agreement.  Beijing Chaoran is the exclusive supplier of the products Hyperera sells.  The purchase price Hyperera will pay for all products subject to this agreement will be comparable to what Hyperera would have paid a non-related party in arm’s-length transactions.  Specifically, the selling price for Beijing Chaoran is determined by total actual cost of direct materials (hardware), direct labor, and allocated overhead, plus 5-10% of total cost.

In March 1, 2009, the Company placed order to purchase the three hardware parts through Beijing Chaoran, the total cost of the hardware purchase is $207,998.00, the amount of  $59,998 and $148,000 was prepaid on March 9 and 18, 2009 respectively.

At November, 19, 2009, hardware sales revenue of $ 6,588 was recognized, and a cost of $ 5,968 was recorded too.  At December 28, 2009, hardware sales revenue of $ 59,430 was recognized, and a cost of $ 54,030 was incurred.  As of December, 31, 2009, a total revenue of $ 66,018 was earned; and the amount of $ 59,998 that prepaid to supplier on March, 2009 was become cost of good sold.

Market and Marketing

Our target customers are the hospitals that have surgery room and ICU or Critical Care Unit (CCU) department, no matter the hospital’s size. For the near future, the primary target customers are provincial hospitals and some city hospitals in the developed regions.

Our products are sold directly by our officers, directors and employees to customers and potential customers.  We locate these customers primarily by personal contacts or referrals.

Our Competition and Our Market Position

Competition within the clinical information system industry is intense. We compete with both large scale state-owned enterprises and smaller scale private companies. In addition, we also face competition from international clinical information system resellers directly.  Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.

Our major competitors in the clinical information system industry are Microsoft Healthcare Solutions, GE Healthcare, Oracles.  In China, our major competitors are Beijing Medical Systems Co, Ltd., Beijing Wanbo Eastern Software Engineering Co., Ltd., China MPSoft Co., Ltd., EKIT Softwares, etc.  We are a very small competitor in the industry.

We compete with these and other suppliers based upon our competitive products, low cost operation and marketing strategies, simplicity of the method of information collection and entry, flexible visual information analysis, integrated with medical management modes, integral design to ensure the continuity of the system, integration capacity with existing management system, standardized implementation, our new development and upgrade, and our professional IT service team and marketing team to serve our clients with their customized needs.

Research and Development

We have not incurred research and development expenses in the last fiscal year.

Our Intellectual Property

We have no intellectual property.

Regulatory Environment

China is transitioning from a planned economy to a market economy. While the Chinese government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the Chinese economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the Chinese government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the Chinese government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating revenues may be reduced by changes in China's economic and social conditions as well as by changes in the policies of the Chinese government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

China’s legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

We are subject to many general regulations governing business entities and their behavior in China. In particular, we are subject to laws and regulations covering the sale of medical related hardware and software.  Such regulations typically deal with testing against manual records, licensing, approvals and permits by the Ministry of Health.  In addition, each medical facility will run a test against manual records to validate that our software produces comparable results.  We have passed all tests and received all required certifications and permits to sell our products.

Any change in regulations may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability.

Because we are a wholly foreign owned enterprise, we are subject to the law on foreign investment enterprises in China, and the foreign company provisions of the Company Law of China, which governs the conduct of our wholly owned subsidiary and its officers and directors. Additionally, we are also subject to varying degrees of regulations and permit system by the Chinese government.

Our Employees

We have the following employees:

Full time:

Operations – 1
Management – 1
Sales – 1
Other [Software Engineer] – 1

Part time:

Administrative – 1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

Our business is sale of hardware and software and customization of clinical information system software for medical clinics and hospitals in China and throughout Asia.  We have been developing our infrastructure to begin to sell  the clinical information system software  and have generated only minimal sales and revenues as of June 2010.

The Clinical Information System of we sell was developed in China by Beijing Chaoran Chuangshi Technology Co., Ltd (“Beijing Chaoran”).  It was established in 2002 specializing in technology developed and service, sales of computer hardware and software, machine and electric equipment.  Beijing Chaoran is located in No.28 Mujiu Road, Mujiayu Town, Miyun,  Beijing, China.  Beijing Chaoran is a Chinese Technology company owned 100% by Mr.Liancheng Li, the father of our Chairman Zhi Yong Li.

We signed a three-year software distribution agreement with Beijing Chaoran on March 1, 2009. Under the terms of the agreement Beijing Chaoran authorizes Hyperera to be its exclusive sales and service agent for surgery anesthesia clinic management software and ICU management system product lines. The product lines shall include the products that Beijing Chaoran developed before the agreement signed and the products that will be developed by Beijing Chaoran during the term of the agreement.  Beijing Chaoran is the exclusive supplier of the products Hyperera sells.  The purchase price Hyperera will pay for all products subject to this agreement will be comparable to what Hyperera would have paid a non-related party in arm’s-length transactions.  Specifically, the selling price for Beijing Chaoran is determined by total actual cost of direct materials (hardware), direct labor, and allocated overhead, plus 5-10% of total cost.

In March 1, 2009, the Company placed order to purchase the three hardware parts through Beijing Chaoran, the total cost of the hardware purchase is $207,998.00, the amount of  $59,998 and $148,000 was prepaid on March 9 and 18, 2009 respectively. At November, 19, 2009, hardware sales revenue of $ 6,588 was recognized, and a cost of $5,968 was recorded too. At December 28, 2009, hardware sales revenue of $ 59,430 was recognized, and a cost of $ 54,030 was incurred.  As of December, 31, 2009, a total revenue of $ 66,018 was earned; and the amount of $ 59,998 that prepaid to supplier on March, 2009 was become cost of good sold.

Our operations depend heavily on the continuation of our distribution agreement with Beijing Chaoran.  The agreement with Beijing Chaoran is for a term of three years commencing March 1, 2009, subject to earlier termination upon terms described in the Agreement. Although we believe such events are not likely, if they were to occur, we may not be able to find alternative suppliers if the agreement is terminated or not renewed which could reduce our revenues or cause us to cease operations.

Results of Operations

For the period ended December 31, 2008, December 31, 2009, and cumulative from February 19, 2008 (date of inception) to March 31, 2010:

Revenue

Since our company incorporated on February 19, 2008, there was no revenue realized as of December 31, 2008.  As of December, 31, 2009, the total revenue of $ 66,018 was earned and realized.  For the period of January 1 to March 31, 2010, $162,840 revenue for sales of hardware was recognized.

Cost of Revenue

Our Costs of Goods Sold, as we expected will increased slightly due to increasing Chinese Yuan’s currency exchange rate, and labor costs.  We anticipate this trend to continue and may adjust our unit price upward to reduce the impact of rising costs.

Since our company incorporated on February 19, 2008, there was no revenue realized as of December 31, 2008.  Accordingly, there was no cost of goods sold incurred.

As of December, 31, 2009, total revenue of $66,018 was earned; and the amount of $59,998 that prepaid to supplier on March, 2009 was recorded as cost of good sold.  For the period of January 1 to March 31, 2010, the total revenue of $162, 840 was earned, and the prepaid to supplier for the amount of $148,000 became cost of goods sold.

Expense

Our expenses consist of selling, general and administrative expenses, and amortization.

	Three Month		Year Ended	Cumulative from February 19, 2008
	Ended March 31	Year Ended December 31	December 31	(Date of Inception) to
	2010	2009	2008	March 31, 2010
Expense
Bank Service Charges	180.00	402.09	260.02	842.11
Dues & Subscriptions	0.00	110.00	0.00	110.00
License & Registration	654.00	1,798.19	1,311.00	3763.19
Meals and Entertainment	0.00	300.00	115.86	415.86
Telephone Expense	0.00	155.00	0.00	155.00
Office Supplies	800.00	0.00	1,416.14	2216.14
Utilities	0.00	431.00	0.00	431.00
Postage	0.00	60.00	0.00	60.00
Payroll Expenses
Net Wage Payment-China	0.00	4,448.15	4,675.02	9123.17
Payroll Withholding Tax-China	0.00	285.60	325.00	610.60
Total Payroll Expenses	0.00	4,733.75	5,000.02	9733.77
Professional Fees
Accounting	0.00	0.00	15,000.00	15000.00
Legal Fee	0.00	12,600.00	16,170.00	28770.00
SEC filling fee	2,667.60	1,038.60	0.00	3706.20
Professional Fees - Other	0.00	178.00	252.29	430.29
Total Professional Fees	2,667.60	13,816.60	31,422.29	47906.49
Rent Expense
Rent Expense - China Subsidiary	7,710.00	12,850.00	2,729.58	23289.58
Rent Expense - China office	0.00	294.00	0.00	294.00
Rent Expense - US Corporation	1,800.00	7,200.00	6,000.00	15000.00
Total Rent Expense	9,510.00	20,344.00	8,729.58	38583.58
Tax-China Operation
Income Tax - China	0.00	178.19	316.56	494.75
Local Operation Tax - China	0.00	131.51	673.59	805.10
Total Tax-China Operation	0.00	309.70	990.15	1299.85
Travel Expense
Air Tickets	3,314.10	2,043.00	2,243.95	7601.05
Lodging & Hotel	0.00	202.99	0.00	202.99
Visa Application Fee	0.00	0.00	132.86	132.86
Total Travel Expense	3,314.10	2,245.99	2,376.81	7936.90
Total Expense	$17,125.70	$44,706.32	$51,621.87	$113,453.89

We had essentially no revenue in the fiscal year ended December 31, 2008, and for the fiscal year ended December, 31, 2009, the total revenue of $ 66,018 was earned and realized.  For the period of January 1 to March 31, 2010, $162,840 revenue for sales of hardware was recognized.
  And we had total operation expenses of $51,621.87 and $44,706.32  for the fiscal year ended December 31, 2008 and fiscal year ended December 31, 2009, , respectively by the Company as selling, general, and administrative expenses.  For the period of January 1 to March 31, 2010, the operation expense was $17,125.70

For the operation expenses, the rent expense was increased in 2009.  The Company closed its representative office due to the scope limit of local regulations.  The representative office was not allowed to conduct sales and marketing activities which may not be a benefit for the Company’s long-term planning.  So the Company decide to established a 100% owned subsidiary, and the Hyperera Technology (Beijing) Co., Ltd in July 2009.  Through Hyperera Technology (Beijing) Co., Ltd., the Company can conduct marketing and contact with potential customers more aggressively.  Besides, a relatively stable and convenient access operation location is an advantage for Company’s marketing and financing purpose.  Therefore, the Company entered a lease agreement to rent a space in central Beijng.  Accordingly, the Company incurred the increased rental expense in 2009 and 2010 comparing with 2008.

All other operation expenses were relatively the same for 2009 and 2008.  At the beginning of set up the new company, we incurred more professional fees in 2008 than 2009.  And we anticipate more professional fees in 2010.  Most of professional fees involve with the Company’s financing activities and improving our accounting systems.  Our professionals can help us to raise capital and consult us on improving our accounting and internal control system which may have great value to the Company’s long-term growth.

In general, we expect selling, general, and administrative expenses to increase in future periods as we initiate a number of marketing and promotional activities.  Our marketing and promotional activities will benefit Company’s financing and improve the Company’s overall operation.

Income & Operation Taxes

We are subject to income taxes in the U.S., while the representative office in China was subject to the operation tax laws of China.

We paid no income taxes in USA for the year ended December 31, 2008, and December, 2009 due to the net operation loss.

We paid local operation tax of $990.15 and $309.70 in China for the year ended December 31, 2008, and December 31, 2009 for the representative office in China.  There was no operation tax for the period of January 1 to March 31, 2010.

Net Loss

We incurred net losses of ($51,611) for the period ended December 31, 2008, net loss of ($38,633) for the year end December 31, 2009, and cumulative net loss of $92,530 from February 19, 2008 (date of inception) to March 31, 2010.

Commitments and Contingencies

We signed a three-year software distribution agreement with Beijing Chaoran on March 1, 2009. Under the terms of the agreement Beijing Chaoran authorizes Hyperera to be its exclusive sales and service agent for surgery anesthesia clinic management software and ICU management system product lines. The product lines shall include the products that Beijing Chaoran developed before the agreement signed and the products that will be developed by Beijing Chaoran during the term of the agreement.  Beijing Chaoran is the exclusive supplier of the products Hyperera sells.  The purchase price Hyperera will pay for all products subject to this agreement will be comparable to what Hyperera would have paid a non-related party in arm’s-length transactions.  Specifically, the selling price for Beijing Chaoran is determined by total actual cost of direct materials (hardware), direct labor, and allocated overhead, plus 5-10% of total cost.

In March 1, 2009, the Company placed order to purchase the three hardware parts through Beijing Chaoran, the total cost of the hardware purchase is $207,998.00, the amount of  $59,998 and $148,000 was prepaid on March 9 and 18, 2009 respectively.

Foreign Currency Translation

The Company has determined the United States dollars to be its functional currency for Hyperera, Inc.; People’s Republic of China Chinese Yuan Renminbi to be its functional currency in Hyperera Beijing office.  Assets and liabilities were translated to U.S. dollars at the period-end exchange rate.  The exchange rate of issuance of common stocks to shareholders was used as one U.S. dollar to 6.828 Chinese Yuan (RMB).  Statement of operations amounts were translated to U.S. dollars using the historic rate, i.e., the rate at first date of each month during the year.  Gains and losses resulting from translating foreign currency financial statements are accumulated in other comprehensive income (loss), a separate component of shareholders’ equity.

Liquidity and Capital Resources

	At December 31	At December 31
	2009	2008

Current Ratio	4.12	136.51
Cash	$84,504	$92,770
Working Capital	$176,473	$206,248
Total Assets	$233,104	$207,770
Total Liabilities	$56,631	$1,522

Total Equity	$179,473	$206,248

Total Debt/Equity	0.32	0.01

*Current Ratio = Current Assets /Current Liabilities

** Total Debt / Equity = Total Liabilities / Total Shareholders Equity.

The Company had cash and cash equivalents of $92,770 at December 31, 2009 and the working capital of $206,247, and cash and cash equivalent of $84,504 at December 31, 2009 and the working capital of $176,473.

At March 31, 2010, we have $238,537 in cash.  We anticipate we will need total $100,000 to fund our proposed operations during the next 12 months, including an anticipated $50,000 to fund the costs of our being a public company.  We plan to fund our proposed operations including the cost of being a public company by through revenues from our on-going operations.  We are also planning to obtain additional funding by issuing debt or the sale of stock, if market conditions are appropriate.  We are not currently in negotiations with any lenders or other funding sources and we are not certain that we will be able to obtain additional funding on terms favorable to us or at all.  Management has orally committed to fund any of these requirements not funded from operations or from additional debt or equity capital we may raise.  The loan terms will be determined based on the Wall Street primary 10 year bond note rate for one or two year term.

Shareholder’s Equity

The Company had total equity of $206,147 at December 31, 2008, and $182,524 at September 30, 2009, respectively.

Our stock offering was based on the fair value estimation.  The fair value was determined by three methods, (1) the actual contributions from founders and officers either through their work efforts or cash contribution; (2) the future cash flows projections, assume that the company will go through several distinct phases, starting with a "growth" phase where earnings are increasing at a predictable rate, followed by a "mature" phase where earnings level off to a constant level.  Then we calculate all of these future earnings (out to infinity!), and then use our desired rate of return as a discount rate to find present value. The infinite sum of these present values is the fair market value of the stock; (3) market method, with our estimated share price, we presented our plan and projections to investors, and the Company and investors mutually agreed the price and both parties believe that the price at transaction date was fair value.  With the above price determination process, we recorded our stock price at actual transacted price which was recognized between the Company and investors at the date we issued the stocks.

On Feburary19, 2008, the Company was incorporated in the State of Nevada.

On February 19, 2008, three founders of the Company, Zhiyong Li, Wei Wu, and Huitao Zhou purchased 20,000,000 shares at $0.001 per share. The proceeds of $ 20,000 were received.  At the date of incorporation, the Company’s fair value was equal to the par value, and there was no significant business activities incurred yet, there was no value added or subtracted from the par value.  And at the date of incorporation, no business plan was drafted and no cash flows were projected.  Accordingly, the fair value of the stock subscribed was estimated equal to the book value at par value $0.001 per share at February 19, 2008.  All shareholders were mutually agreed to subscribe the shares at $0.001 and paid the proceeds accordingly.  Therefore, the transaction of subscribing the shares was deemed to be market activities and the price of $0.001 per share was recognized at February 19, 2008 as fair value.

From February 19, 2008 to March 31, 2008, three founders worked on the business strategy, marketing plan, business plan, and they contributed their accumulated expertise and relationship in their career to this new company.  In March 2008, the Company secured a exclusive software distribution agreement with Beijing Chaoran Chuangshi Technology Co., Ltd. (Beijing Chaoran) to sell Beijing Chaoran’s CIS systems.  Their work and contribution to the Company directly or indirectly increased the Company’s overall value.  Based on their business plan, the founders contribution, and the projection of the future cash flows, the Company estimated the fair value for the Company at March 31, 2008 was $0.03 per share.  On March 31, 2008, total 5,200,000 shares were issued at price of $0.03 per share to 52 other shareholders for $156,000.  On April 28, 2008, additional 1,400,000 shares were issued to 14 shareholders and sold at price of $0.03 per share.  The proceeds of $42,000 were received.  On July 20, 2008, additional 1,200,000 shares were issued to 7 shareholders for total proceeds of $36,000.  The above shares subscriptions were mutually agreed and the subscriptions would be considered as exchange at fair market value.  Therefore, the transaction of subscribing the shares was deemed to be market activities and the price of $0.03 per share was recognized at March 31, 2008, April 28, 2008, and July 20, 2008 as fair value.

On July 20, 2008, 139,000 shares were issued to Williams Law Group at $ 0.03 per share for the legal service value $ 4,170.

From July 20, 2008 to December 15, 2009, the management and officers including board members and founders continued to make contribution to the Company.  The Company successfully raise sufficient capital for its operation and listing in OTCBB.  At December 15, 2009, additional 60,000 shares were issued to 3 non-affiliated shareholders at $ 0.20 per share, and the total proceeds of $12,000 were received.  The transactions of shares were mutually agreed and would be considered as exchange at fair market value.

There were no new shares issued during the period of January 1, 2010 to March 31, 2010.

Therefore, as of March 31, 2010, the company has a total of 27,999,000 shares were issued and outstanding for total 80 shareholders.

DESCRIPTION OF PROPERTY

We rent the following properties:

Hyperera Technology (Beijing) Co., Ltd. (started on July 3, 2009)

•	Address: City/State/Zip : is located at No. 17 Dongsanhuan Routh Rd., Kingwing Tower, Suite 11A, Block B, Chaoyang District, Beijing, China 100021
•	Number of Square Feet: 1200 Square Feet
•	Name of Landlord: Beijing Kingwing Tower Real Estate Management Co., Ltd.
•	Term of Lease: One Year （from July , 2009 to June 30, 2010）
•	Monthly Rental: USD 2570.00
•	Adequate for current needs: √ Yes

Effective on July 1, 2009, Hyperera Technologies (Beijing) Co., Limited entered into an office lease agreement with Kingwing Real Estate Co., Ltd. for one full year, the monthly rent is $2570.  The lease was signed right after the Hyperera Technologies (Beijing) Co., Limited was established in July 2009.  The lease was part of approving process for setting up Hyperera Technologies (Beijng).  And the lease secures the Company with a relatively stable location at central Beijing which may benefit the Company’s overall operation, marketing and financing activities.  We believe that secure a renewable lease term may affects on our operation and such factor may be significant.

Hyperera, Inc.

•	Address: City/State/Zip : is located at 2316 S. Wentworth Ave, Chicago, IL 60616
•	Number of Square Feet: 350 Square Feet
•	Name of Landlord: Simon Bai
•	Term of Lease: Three year from March 1, 2008 to Feb 28, 2011
•	Monthly Rental: $600.00

We do not intend to renovate, improve, or develop properties.  We are not subject to competitive  conditions for  property  and currently  have  no property to insure.  We have no policy with respect to investments in real estate or interests in real estate and  no policy with  respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 19, 2008, three founders of the Company, Zhi Yong Li, Wei Wu, and Hui Tao Zhou incorporated Hyperera, Inc. in the State of Nevada, and they purchased shares at $0.001 per share for 20,000,000 shares.  The total proceeds of $20,000 were received in the fiscal year 2008.

The Clinical Information System of we sell was developed in China by Beijing Chaoran Chuangshi Technology Co., Ltd (“Beijing Chaoran”).  We signed a three-year software distribution agreement with Beijing Chaoran on March 1, 2009. Under the terms of the agreement Beijing Chaoran authorizes Hyperera to be its exclusive sales and service agent for surgery anesthesia clinic management software and ICU management system product lines. The product lines shall include the products that Beijing Chaoran developed before the agreement signed and the products that will be developed by Beijing Chaoran during the term of the agreement.  Beijing Chaoran is the exclusive supplier of the products Hyperera sells.  The purchase price Hyperera will pay for all products subject to this agreement will be comparable to what Hyperera would have paid a non-related party in arm’s-length transactions.  Specifically, the selling price for Beijing Chaoran is determined by total actual cost of direct materials (hardware), direct labor, and allocated overhead, plus 5-10% of total cost.

In March 1, 2009, the Company placed order to purchase the three hardware parts through Beijing Chaoran, the total cost of the hardware purchase is $207,998.00, the amount of  $59,998 and $148,000 was prepaid on March 9 and 18, 2009 respectively.

As of December 31, 2008, we had advanced an aggregate of $115,000 to Mr. Li our Chairman and CEO  During the 2008, Mr. Li deposited $500 to open a bank account for Hyperera, Inc.  Therefore, the net balance advanced to Mr. Li was $114,500.
The advance was repaid in full without interest on February 27, 2009and Mr. Li loaned the total of $61,350.27  to the Company for operating purpose without charging interest from January 1, 2009 to March 31, 2010  There was no written loan agreement between Mr. Li and the Company.  Mr. Li agreed there would be no interest charge to the Company, and the Company would pay back the loan as requested as long as the Company has sufficient cash flows.

At July 3, 2009, Hyperera Technologies (Beijing) Co was set up.  However, the bank account for Hyperera Technologies (Beijing) Co was not opened due to the Chinese local government  long approval processing procedures.  The bank account was eventually approved and opened in March 2010.  However, Hyperera Technologies (Beijing) Co. incurred certain basic operation expenses such as business registration and rental expenses.  All the expenses were advanced and paid by Mr. Li, our CEO of the Company.  The detail advancement from Mr. Li is listed as follows:

Date	Category	Description	Loan Transaction	Balance
01/01/2009	Beginning balance			-114,500.00
02/27/2009	Repaid in Full		-114,500.00	0.00
07/03/2009	China Operation	License & Registration	1,389.00	1,389.00
07/10/2009	China Operation	License & Registration	95.19	1,484.19
07/10/2009	China Operation	Rent Expense - China Subsidiary	2,621.00	4,105.19
09/16/2009	China Operation	Rent Expense - China Subsidiary	5,520.00	9,625.19
09/29/2009	China Operation	License & Registration	15.00	9,640.19
12/31/2009	China Operation	Rent Expense - China Subsidiary	5,140.00	14,780.19
12/31/2009	China Operation	Advance to the Company	40,000.00	54,780.19
12/31/2009	China Operation	Return loan	-1,148.92	53,631.27
03/31/2010	China Operation	Rent & Utility Expense-China Operation	7,719.00	61,350.27
			61,350.27	61,350.27
			61,350.27	61,350.27

We rent the property from Mr. Simon Bai, CFO of Hyperera, Inc.  The rent is $600 per month.  We believe the rent paid for this space was comparable to what we would have paid a non-related party in arm’s-length transactions.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

Director Independence

Our board of directors has determined that we do not have a board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our common stock under Rule 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

There are 7,539,000 shares of our common stock held by non-affiliates and 20,400,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

All of our shares held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 77 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering and assuming the registration statement is not declared effective until after December 31, 2009, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2010, including a Form 10-K for the year ended December 31, 2010, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2010, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2010.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2010, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our PEO who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the years ended December 31, 2009 and 2008.

Name	Title	Year	Salary	Bonus	Stock awards	Option awards	Non equity incentive plan compensation	Non qualified deferred compensation	All other compensation	Total
Zhi Yong Li	Chairman	2009	0	0	0	0	0	0	0	0
		2008	0	0	0	0	0	0	0	0
Wei Wu	President	2009	$4,734							$4,734
		2008	$5,000	0	0	0	0	0	0	$5,000
Simon Bai	CFO	2009	0	0	0	0	0	0	0	0
		2008	0	0	0	0	0	0	0	0

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2009
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zhi Yong Li	0	0	0	0	0	0	0	0	0
Wei Wu	0	0	0	0	0	0	0	0	0
Simon Bai	0	0	0	0	0	0	0	0	0

Narrative disclosure to summary compensation and option tables

We have an oral agreement to pay Wei Wu a monthly salary of $734 to June 30, 2009.  We have no other agreements concerning employment or compensation of our executive officers.  Compensation decisions concerning our executive officers are made by the Board of Directors annually.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•
any outstanding option or other equity-based award repriced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any option or equity grant;
•	any non-equity incentive plan award made to a named executive officer;
•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation (column (i)) in the Summary Compensation Table.

Board of Directors

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Zhi Yong Li,	0	0	0	0	0	0	0
Huitao Zhou,	0	0	0	0	0	0	0
JianWu Zhang,	0	0	0	0	0	0	0
Ming Liu	0	0	0	0	0	0	0

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

FINANCIAL STATEMENTS

HYPERERA, INC.

(A Development Stage Enterprise)

Audited Financial Statements

As of December 31, 2009, 2008

Independent Registered Public Accounting Firm’s Auditor’s Report on the
Consolidated Financial Statements

Board of Directors and Shareholders of Hyperera, Inc.

We have audited the accompanying consolidated balance sheets of Hyperera, Inc. as of December 31, 2009, and the related consolidated statements of loss, shareholders’ equity, and cash flows for the year 2009, and the cumulative period February 19, 2008 (date of inception ) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hyperera, Inc. as of December 31, 2009, and the results of its operations and their cash flows for the period January 1, 2009 to December 31, 2009, and the cumulative period from February 19, 2008 (date of inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The Company’s lack of operating history and financial resources raise substantial doubt about its ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operation.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Chicago, IL

May 24, 2010

HYPERERA, INC
(A Development Stage Enterprise)
CONSOLIDATED BALANCE SHEET
	December 31	December 31
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$84,504	$92,770
Accounts receivable, net	-	-
Total Current Assets	$84,504	$92,770

Other current assets:
Prepaid Expenses	148,600	-
Loan to shareholders	-	115,000
Total Other Current Assets	$148,600	$115,000

TOTAL ASSETS	$233,104	$207,770

LIABILITIES & EQUITY
Current liabilities:
Account payable	$-	$354
Loan from shareholders	53,631	500
Payroll liabilities	-	668
Total current liabilities	$53,631	$1,522

Stockholders' Equity:
Common stock, $0.001 par value;
200,000,000 shares authorized;
27,999,000 shares issued and outstanding.	$27,999	$27,939
Paid-in capital	$242,171	$230,231
Deficit accumulated during the development stage	(90,244)	(51,611)
Accumulated other comprehensive loss	(453)	(311)

Total stockholders' equity	$179,473	$206,248
TOTAL LIABILITIES & EQUITY	$233,104	$207,770

HYPERERA, INC
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF LOSS
		Period from	Cumulative from
		February 19, 2008 (Date	February 19, 2008 (Date
	Year Ended	of Inception) Through	of Inception) Through
	December 31, 2009	December 31, 2008	December 31, 2009
Revenues	$66,018	$-	$66,018
Cost of Goods Sold	59,998	-	59,998
Gross Profit	$6,020	$-	$6,020
Operating expenses:
Research and development	-	-	-

Selling, general and administrative expenses	44,706	51,621	96,327

Depreciation and amortization expenses	-	-	-

Total Operating Expenses	44,706	51,621	96,327

Operating Loss	$(38,686)	$(51,621)	$(90,307)

Investment income, net	$53	$10	$63
Interest Expense, net	-	-	-
Loss before income taxes	(38,633)	(51,611)	(90,244)
Loss tax expense	-	-	-
Net loss	$(38,633)	$(51,611)	$(90,244)
			-
Net loss per common share- Basics	$(0.00)	$(0.00)	$(0.00)
Net loss per common share- Diluted	$(0.00)	$(0.00)	$(0.00)

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(142)	(311)	(453)
Other comprehensive loss	$(142)	$(311)	$(453)
Comprehensive Loss	$(38,775)	$(51,922)	$(90,697)

HYPERERA, INC
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDERS EQUITY
The Period February 19, 2008 ( Date of Inception)
through December 31, 2009
				Deficit
				Accumulated	Accumulated
			Additional	During the	Other	Total
	Common Stock		Paid-in	Development	Comprehensive	Stockholders'
	Shares	Amount	Capital	Stage	Income (Loss)	Equity
Issuance of common stocks
to shareholders @0.001 per
share on February 19, 2008	20,000,000	$20,000	$-	$-		$20,000

Issuance of common stocks
to shareholders @0.03 per
share on March 31, 2008	5,200,000	$5,200	$150,800			$156,000

Issuance of common stocks
to shareholders @0.03 per
share on April 28, 2008	1,400,000	$1,400	$40,600			$42,000

Issuance of common stocks
to shareholders @0.03 per
share on July 20, 2008	1,200,000	$1,200	$34,800			$36,000

Issuance of common stocks
to Williams @0.03 per share
on July 20, 2008	139,000	$139	$4,031			$4,170

Adjustment for Exchange
rate changes					$(311)	$(311)

Net loss for the period
ended December 31, 2008				$(51,611)		$(51,611)
Balance, December 31, 2008	27,939,000	$27,939	$230,231	$(51,611)	$(311)	$206,248
Issuance of common stocks
to shareholders @0.20 per
share on December 15, 2009	60,000	$60	$11,940			$12,000

Adjustment for Exchange
rate changes					$(142)	$(142)

Net loss for the period
ended December 31, 2009				$(38,633)		$(38,633)
Balance, December 31, 2009	27,999,000	$27,999	$242,171	$(90,244)	$(453)	$179,473

HYPERERA, INC
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS
		Period from	Cumulative from
		February 19, 2008	February 19, 2008
	Year Ended	(Date of Inception) to	(Date of Inception) to
	December 31,	December 31,	December 31,
	2009	2008	2009
Operating Activities:
Net loss	$(38,633)	$(51,611)	$(90,244)

Adjustments to reconcile net income to net cash provided
by operating activities:
Non-cash portion of share based legal fee expense	$-	$4,170	$4,170
Prepaid Expenses	(148,600)	-	(148,600)
Loan to shareholders	115,000	(115,000)	-
Account payable	(354)	354	-
Payroll liabilities	(668)	668	-
Loan from shareholders	53,131	500	53,631
Net cash provided by operating activities	$(20,124)	$(160,919)	$(181,043)

Investing Activities:
Net cash provided by investing activities	$-	$-	$-

Financing Activities:
Proceeds from issuance of common stock	12,000	254,000	266,000
Net cash provided by financing activities	$12,000	$254,000	$266,000

Effect of Exchange Rate on Cash	$(142)	$(311)	$(453)
Net increase (decrease) in cash and cash equivalents	$(8,266)	$92,770	$84,504
Cash and cash equivalents at beginning of the year	$92,770	$-	$-
Cash and cash equivalents at end of year	$84,504	$92,770	$84,504

Supplemental schedule of non-cash investing and financing activities:
Common stock issued pursuant to stock
subscription receivable -officer	$-	$-	$-

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A- BUSINESS DESCRIPTION

Hyperera, Inc. (the “Company”), incorporated under the laws of Nevada on February 19, 2008, with registered address at 375 N. Stephanie, Suite 1411, Henderson, NV 89014. Hyperera, Inc. operates its business in the U.S. as Hyperera USA, Inc. the Company’ s wholly owned branch located in the State of Illinois and has principal office at 2316 South Wentworth Avenue, Chicago, IL 60616.

In addition to our U.S. operation, we have one representative office in China. Hyperera Beijing Representative Office (“Hyperera Beijing”) was established on April 2, 2008. It is a representative office on behalf of Hyperera, Inc. The office was closed effective on July 1, 2009. In order to developing and operating more efficiently, at the mean time, Hyperera, Inc established a subsidiary Hyperera Technology (Beijing) Co, Ltd in China in July 3, 2009 to replace the office to conduct and operate the business of trading services, distribution, and marketing of the surgery anesthesia clinic management software and ICU management system software and hardware system in Asia.

Hyperera Technology (Beijing) Co, Ltd, as the wholly owned subsidiary, is registered on July 3, 2009 in China. Hyperera Technology (Beijing) Co., Ltd is located at Room 11A, Block B, Kingwing Hotel, No. 17 Dongsanhuan South Road, Chaoyang District, Beijing, China 100021.

Hyperera Inc is a high-tech enterprise specialized in the surgery anesthesia clinic management software and intensive care unit (ICU) management system, control software research, development, software maintenance, upgrade and services. Our business is the sale of the surgery anesthesia clinic management software and ICU management system in Asia, and North America.

The surgery anesthesia clinic management software and ICU management system software is developed in China by Beijing Chaoran Chuangshi Technology Co., Ltd (“Beijing Chaoran”). It was established in 2002 specializing in technology developed and service, sales of computer hardware and software, machine and electric equipment. Beijing Chaoran Chuangshi Technology Co., is located in No.28 Mujiu Road, Mujiayu Town, Miyun, Beijing, China. On March 1st, 2008, Hyperera, Inc. signed a long-term distribution agreement with Beijing Chaoran Chuangshi Technology Co. Beijing Chaoran Chuangshi Technology Co is a Chinese Technology company owned 100% by Mr.Liancheng Li, a Chinese national, the founder of the company.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The financial statements reflect the assets, revenues and expenditures of the Company on the accrued basis of accounting. The Company’s fiscal year end is December 31.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Hyperera, Inc., and Hyperera Technology (Beijing) Co.., Ltd. All significant intercompany balances and transactions have been eliminated in consolidation

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2009 and 2008, there’s $84,504 and $92,770 cash and cash equivalents respectively.

Foreign Currency Translation

The Company has determined the United States dollars to be its functional currency for Hyperera USA, Inc; People’s Republic of China Chines Yuan Renminbi to be its functional currency in Hyperera BeiJing office. Assets and liabilities were translated to U.S. dollars at the period-end exchange rate. Statement of operations amounts were translated to U.S. dollars using the first date of each month during the year. Gains and losses resulting from translating foreign currency financial statements are accumulated in other comprehensive income (loss), a separate component of shareholders’ equity.

Property, Plant, and Equipment Depreciation

Property, plant, and equipment are stated at cost. Depreciation is being provided principally by straight line methods over the estimated useful lives of the assets. As of December 31, 2009, there were no fixed assets in the Company’s balance sheets.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loss Per Common Share

Basic EPS is computed by dividing the income (loss) available to Common Shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the periods.

The Company only issued one type of shares, i.e., common shares only. There are no other types securities were issued. Accordingly, the diluted and basics net loss per common share are the same.

Revenue Recognition

In accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” the Company recognizes sales revenue for hardware, software and customized clinical information systems sales when it is realized or realizable and earned:

•	Persuasive evidence of an arrangement exists
•	Delivery has occurred
•	The sales price is fixed or determinable
•	Collection is reasonably assured

(1)	Sales of Hardware:

For most of the Company’s hardware product sales, the above criteria are met at the time the product is shipped. The Company recognizes revenue from the sale of hardware products, and software bundled with hardware that is essential to the functionality of the hardware sold by the Company in accordance with general revenue recognition accounting guidance.

The Company must meet all of the following four criteria under SAB 104 to recognize hardware revenue:

•	Persuasive evidence of an arrangement exists
•	Delivery has occurred
•	The sales price is fixed or determinable
•	Collection is reasonably assured

HYPERERA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

The revenue for sales of hardware bundled with third-party operation system software will be recognized based on guidance in SAP 104 and FASB ASC 605-25.

As of December 31, 2009, the company sold total of products $66,018. For the sale of $6,588 hardware was bundled with system operation software, Windows 2007 Server. For the sale of $59,430 hardware, there was no any software bundled with. There was no other software elements associated with those hardware sales. Accordingly, the revenue recognition was based on the hardware and system operation software sold separately, and operation system software sales revenue was separated and recognized as $658.00.

(2)	Sales of Software:

In accordance with FASB ASC 605-25, “Revenue Recognition,” the Company recognizes software sales revenue when it is realized or realizable and earned. Revenue is realized or realizable when the product is exchanged for cash or for claim to cash or other assets that are readily convertible into known amounts of cash. The Company will meet all of the following four criteria under FASB ASC 605-25 and FASB ASC 985-605-25 to recognize software revenue:
•	Persuasive evidence of an arrangement exists
•	Delivery has occurred
•	The vendor’s fee is fixed or determinable
•	Collection is probable

The Company recognizes revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) standalone sales of software products, (ii) sales of software upgrades and (iii) sales of software bundled with hardware not essential to the functionality of the hardware.

The Company’s CIS software is stand alone and can be applied to many hardware systems. As of December 31, 2009, there’s no CIS software sales incurred.

(3)	Multiple-element Arrangement for Sales of Hardware, Software and CIS:

We currently recognize multiple-element arrangement for sales of hardware, software, maintenance, and customized clinical information systems software revenue pursuant to FASB ASC 605-25 and FASB ASC 985-605-25 Software, Revenue Recognition, or ASC 985-605. We generate revenue from the sale of our CIS software products sold directly to end-users. We also generate revenue from sales of hardware and third party software, implementation, training, software customization, post-contract support (maintenance).

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

A typical CIS sales contract contains multiple elements of the above items. FASB ASC Topic 985-605-25, Software, Revenue Recognition, Multiple Elements, or ASC 985-605-25, as amended, requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of those elements. The fair value of an element must be based on vendor specific objective evidence ("VSOE"). We limit our assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. VSOE calculations are updated and reviewed at the end of each quarter or annually depending on the nature of the product or service. When evidence of fair value exists for the undelivered elements only, the residual method, provided for under ASC-985-605, is used. Under the residual method, we defer revenue related to the undelivered elements in a contract sale based on VSOE of fair value of each of the undelivered elements, and allocate the remainder of the contract price net of all discounts to revenue recognized from the delivered elements. Undelivered elements of a system sale may include implementation and training services, hardware and third party software, maintenance, future purchase discounts, or other services. If VSOE of fair value of any undelivered element does not exist, all revenue is deferred until VSOE of fair value of the undelivered element is established or the element has been delivered.
We bill for the entire system sales contract amount upon contract execution, except for maintenance which is billed separately. Amounts billed in excess of the amounts contractually due are recorded in accounts receivable as advance billings. Amounts are contractually due when services are performed or in accordance with contractually specified payment dates. Provided the fees are fixed or determinable and collection is considered probable, revenue from sales of hardware and third party software is generally recognized upon shipment and transfer of title. Revenue from implementation and training services is recognized as the corresponding services are performed. Maintenance revenue is recognized ratably over the contractual maintenance period.

In accordance with paragraph 7-19 of EITF 99-19, "Reporting Revenues Gross as a Principal versus Net as an Agent", the Company will recognize revenues on a gross basis.EITF 99-19 discusses whether revenues and cost of goods sold to arrive at gross profit and their corresponding assets and liabilities should be recorded at gross or net.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

The following indicators of gross revenue recognition are existed in the Company:

o	Acts as principal in the transaction.
o	Has risk and rewards of ownership, such as general inventory risk, risk of loss for collection, delivery and returns, and
o	Takes title to the products,
o	Flexibility in pricing
o	Assumes credit risk;
o
The company can change the products or perform part of the service, and the Company is involved in the determination of products or service specifications, and the Company customizes the supplier’s software based on customer’s needs.

All the indicators of net revenue reporting (EITF 99-19, paragraph 15-19) are not existed in the Company. The Company signed a distribution agreement on March 15, 2009 for 3 years with Beijing Chaoran Chuangshi Technology Co., Ltd (Beijing Chaoran) for the CIS software developed by Beijing Chaoran. According to the Agreement, the Company may exclusively sell the Chaoran developed CIS systems, but if Chaoran discontinue the supply of CIS, the Company can have options to select other suppliers or other CIS developers to provide the similar products to the customers. Accordingly, a signed agreement will not affect the recognition of gross revenue reporting.

Income Tax

The Company filed extension for corporate tax return Form 1120 to Internal Revenue Service and IL 1120 to the State of Illinois. There is no income tax for the State of Nevada.

Payroll Expense

Started from June 1, 2008, Hyperera Beijing’s Representative office had one full time employee to take care of daily management and administrative activities for the Company. The total payroll expense for the year ended 2008 was $5,000. in order to developing and operating more efficiently, the Company closed the representative office in July 1, 2009, at the mean time, Hyperera, Inc established a subsidiary Hyperera Technology (Beijing) co, Ltd in China in July 3, 2009 to replace the office to conduct and operate the business of trading services, distribution, and marketing of the surgery anesthesia clinic management software and ICU management system software and hardware system in Asia.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Payroll Expense (Continued)

Therefore, there’s $4734 payroll expense for Hyperera Beijing’s Representative office for the period of January 1, 2009 to July 1, 2009, but there’s no active employee and no payroll expense for the China subsidiary Hyperera Technology (Beijing) Co, Ltd in 2009. And there was no payroll expense incurred in USA.

Comprehensive Income

The company’s comprehensive income is comprised of net income, unrealized gains and losses on marketable securities classified foreign currency translation adjustments, and unrealized gains and losses on derivative financial instruments related to foreign currency hedging.

Concentration of credit risk

The Company maintains its cash in bank accounts which, at times, may exceed the federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Operating Expenses

From the year ended December 31, 2009 and 2008, there’s total of $ 44,706, and $ 51,622 operating expense respectively. Detail as follow:

	12/31/2009	12/31/2008
Expense
Bank Service Charges	402.09	260.02
Dues and Subscriptions	110.00	-
License & Registration	1,798.19	1,311.00
Meals and Entertainment	300.00	115.86
Office Supplies	-	1,416.14
Payroll Expenses
Net Wage Payment-China	4,448.15	4,675.02
Payroll Withholding Tax-China	285.60	325.00
Total Payroll Expenses	4,733.75	5,000.02
Postage	60.00	-

Professional Fees
Legal Fee	12,600.00	16,170.00
Accounting	-	15,000.00
SEC Filling Fee	1,038.60	-
Professional Fees - Other	178.00	252.29
Total Professional Fees	13,816.60	31,422.29
Rent Expense
Rent Expense - China Subsidiary	12,850.00	-
Rent Expense - US Corporation	7,200.00	6,000.00
Rent Expense - Other	294.00	2,729.58
Total Rent Expense	20,344.00	8,729.58
Tax-China Operation
Income Tax - China	178.19	316.56
Local Operation Tax - China	131.51	673.59
Total Tax-China Operation	309.70	990.15
Telephone Expense	155.00	-
Travel Expense
Air Tickets	2,043.00	2,243.95
Visa Application Fee	-	132.86
Lodging & Hotel	202.99	-
Total Travel Expense	2,245.99	2,376.81
Utilities	431.00	-
Total Expense	44,706.32	51,621.87

Prepaid Expense to Supplier

On March, 2009, the Company wire transferred $207,998 to Beijing Chaoran for prepaid hardware purchase orders. As of December 30, 2009, there’s a total of $ 59,998 prepayment to supplier became Cost of Good Sold. And there’s total of $ 148,000 prepaid expense to supplier remaining.

Prepaid to Supplier:

3/9/2009	Prepaid to Chaoran	$59,998
3/18/2009	Prepaid to Chaoran	$148,000
9/30/2009	Total	$207,998

11/19/2009	COGS	$5,968
12/28/2009	COGS	$54,030
12/31/2009	Total COGS	$59,998

12/31/2009	Total Prepaid to Supplier	$148,000

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

The Company accounts for stock issued for services using the fair value method. In accordance with FASB ASC 505, the measurement date of shares issued for services is the date at which the counterparty’s performance is complete.

Recent Issued Accounting Pronouncements

The following pronouncements have become effective during the period covered by these financial statements or will become effective after the end of the period covered by these financial statements:

Pronouncement	Issued	Title

ASC 855	May 2009	Subsequent Events
ASC 105	June 2009	The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162
ASC 820	August 2009	Fair Value Measurements and Disclosures – Measuring Liabilities at Fair Value
ASC 260	September 2009	Earnings per Share – Amendments to Section 260-10-S99
ASC 820	September 2009	Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent)
ASC 605	October 2009	Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force
ASC 470	October 2009	Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing – a consensus of the FASB Emerging Issues Task Force
ASC 860	December 2009	Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets
ASC 505	January 2010	Accounting for Distributions to Shareholders with Components of Stock and Cash – a consensus of the FASB Emerging Issues Task Force
ASC 810	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification
ASC 718	January 2010	Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation
ASC 820	January 2010	Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements
Pronouncement	Issued	Title

ASC 855	February 2010	Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements
ASC 810	February 2010	Consolidation (Topic 810): Amendments for Certain Investment Funds
ASC 815	March 2010	Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives

Management assessed that the new accounting pronouncements listed above will have a material impact on our financial statements. The Company shall adopt the ASC 605 for revenue recognition of multiple elements arrangement for sales of customized information system software.

NOTE C – RELATED PARTY TRANSACTIONS

Loans from Shareholders

On March 2, 2008, founder of the Company, Mr. Zhiyong Li opened a bank account at Chicago branch with CitiBank. Mr. Zhiyong Li loaned $500.00 to the Company to open the bank account, and the same amount have returned back to him on March, 2009. In the year of 2009, the Company’s founder and CEO, Mr. Zhiyong Li have loaned $53,631 to Beijing subsidiary, Hyperera Technology (Beijing) Co. Ltd for operating and administrating expenses.

Operating Leases

The Company entered into a lease for its corporate office in Chicago under terms of non-cancelable operating leases. The lease term is from March 1, 2008 through February 28, 2011 and requires a $600 monthly lease payment. This office space is leased from a related party, which is the Company’s officer Simon Bai.

Prepaid Expense to Supplier

On March, 2009, the Company wire transferred $207,998 to Beijing Chaoran for prepaid hardware purchase orders. As of December 30, 2009, there’s a total of $ 59,998 prepayment to supplier became Cost of Good Sold. And there’s total of $ 148,000 prepaid expense to supplier remaining. The supplier Beijing Chaoran is owned by Liancheng Li, the father of CEO, Mr. Zhiyong Li, which was related party transaction.

Cost of Goods Sold

The Company’s purchase cost is primarily from supplier, Beijing Chaoran Chuangshi Technology Co., Ltd (“Beijing Chaoran”), the management believes that the purchase price for the parts will be market price.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C – RELATED PARTY TRANSACTIONS (Continue)

The products the Company will sell are provided by Beijing Chaoran Chuangshi Technology Co., Ltd. Beijing Chaoran was established in 2002 specializing in management information system applied in power industry. The Company signed a two-year software license and distribution agreement with Beijing Chaoran on March 1, 2009. Under the terms of the agreement Beijing Chaoran authorizes Hyperera to be its exclusive sales and service agent for suegery anesthesia clinic management software and ICU management system product lines. The product lines shall include the products that Beijing Chaoran developed before the agreement signed and the products that will be developed solely by Beijing Chaoran during the term of the agreement. Beijing Chaoran is the exclusive supplier of the products Hyperera sells. The management Hyperera, Inc. believes that the purchase price for the system and software from Hyperera will be market price. Hyperera, Inc. and Beijing Chaoran are two totally separated entities, i.e., Hyperara, Inc. is a USA corporation and will fully comply with USA regulations and USA general accepted accounting principles; Beijing Chaoran is a Chinese company and it will comply with Chinese legal systems. Hyperera, Inc. and Beijing Chaoran will operate independently. Beijing Chaoran, as a Chinese local company, will record their software and hardware costs based on the Chinese accounting regulations rulings. But, when Hyperera, Inc. purchases the software and hardware and the services from Beijing Chaoran, Hyperera, Inc. will assume the product and service liabilities with customers, and Hyperera, Inc. record the actual costs paid to Beijing Chaoran as long as the products or services been delivered to Hyperera, Inc. by Beijing Chaoran.

The management of Beijing Chaoran disclosed to Hyperera, Inc. that Beijing Chaoran adopted the cost plus pricing policies with market adjustment, negotiable with customers. Beijing Chaoran adopted the cost plus system for all the products for all customers including the product, surgery anesthesia clinic management software and ICU management system exclusively distributed by Hyperera, Inc. Specifically, the selling price for Beijing Chaoran is determined by total actual cost of direct materials (hardware), direct labor, and allocated overhead, plus 5-10% of total cost.

In March 1, 2009, the Company placed order to purchase the three hardware parts through Beijing Chaoran, the total cost of the hardware purchase is $207,998.00, the amount of $59,998 and $ 148,000 was prepaid on March 9 and 18, 2009 respectively.

And the prepaid amount of $59,998 become cost of good sold as of December 31, 2009.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C – RELATED PARTY TRANSACTIONS (Continue)

Common Shares Issued to Executive and Non-Executive Officers and Directors

As of December 31, 2008, total 20,400,000 shares were issued to officers and directors with outstanding shares of 27,939,000.

As of December 30, 2009, total 20,400,000 shares were issued to officers and directors were not changed. But, the total outstanding shares were changed to 27,999,000; the percentage of common shares issued to executive and non-executive officers and directors have been changed accordingly. Please see the Table below for details:

Name	Title	Share QTY	Amount	Date	% of Common Share
Zhi Yong Li	Chairman	10,000,000	$10,000.00	2/19/2008	35.72%
Wei Wu	President	5,000,000	$5,000.00	2/19/2008	17.86%
Hui Tao Zhou	Director	5,000,000	$5,000.00	2/19/2008	17.86%
Jian Wu Zhang	Director	100,000	$3,000.00	3/31/2008	0.36%
Ming Liu	Director	100,000	$3,000.00	3/31/2008	0.36%
Hong Tao Bai	Vice-President	100,000	$3,000.00	3/31/2008	0.36%
Nan Su	CTO	100,000	$3,000.00	3/31/2008	0.36%
Simon Bai	CFO				0.00%
Total		20,400,000	$32,000.00		72.86%

NOTE D – SHAREHOLDERS’ EQUITY

Under the Company’s Articles of Incorporation dated February 19, 2008, the Company is authorized to issue 200,000,000 shares of capital stock with a par value of $0.001.

On Feburary19, 2008, the Company was incorporated in the State of Nevada.

On February 19, 2008, , the Company issued 20,000,000 shares to three founders of the Company, Zhiyong Li, Wei Wu, and Huitao Zhou at $0.001 per share or $ 20,000 for initial capital (stock subscription receivable). Detail as follow:

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D – SHAREHOLDERS’ EQUITY (Continue)

Name	Share QTY	Purchase Date	Amount ($0.001) Per Share
Zhi Yong Li	10,000,000	2/19/2008	$10,000
Wei Wu	5,000,000	2/19/2008	$5,000
Hui Tao Zhou	5,000,000	2/19/2008	$5,000
Total	20,000,000		$20,000

On March 31, 2008, the Company issued total 5,200,000 shares to 52 shareholders at $0.03 per share or $156,000 for common stock (stock subscription receivable).
Detail list as follow:

Name	Share QTY	Purchase Date	Amount ($0.03) Per Share
Lian Cheng Li	100,000	3/19/2008	$3,000
Lian Rong Zhou	100,000	3/19/2008	$3,000
Xiao Zhang	100,000	3/19/2008	$3,000
Ya Jun Li	100,000	3/19/2008	$3,000
Jia Bin Fu	100,000	3/19/2008	$3,000
De Lu Zhang	100,000	3/19/2008	$3,000
Gui Yun Tian	100,000	3/19/2008	$3,000
Tong Xu	100,000	3/19/2008	$3,000
Pei Ji Wu	100,000	3/19/2008	$3,000
Lan Fen Wang	100,000	3/19/2008	$3,000
Lin Hua Shang	100,000	3/19/2008	$3,000
Jian Wu	100,000	3/19/2008	$3,000
Quan Wu	100,000	3/19/2008	$3,000

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D – SHAREHOLDERS’ EQUITY (Continue)

Name	Share QTY	Purchase Date	Amount ($0.03) Per Share
Qing Tian	100,000	3/19/2008	$3,000
Shu Zhi Zhang	100,000	3/19/2008	$3,000
Yu Fang Zhou	100,000	3/19/2008	$3,000
Yue Hui Zhou	100,000	3/19/2008	$3,000
Yue Ming Zhou	100,000	3/19/2008	$3,000
Xiang You Kong	100,000	3/19/2008	$3,000
Zhi Nan Zhou	100,000	3/19/2008	$3,000
Jian Zhong Zhang	100,000	3/19/2008	$3,000
Jian Guo Zhang	100,000	3/19/2008	$3,000
Jian Wu Zhang	100,000	3/19/2008	$3,000
Ling Fen Shang	100,000	3/19/2008	$3,000
Wen Zhang	100,000	3/19/2008	$3,000
Yan Yun Xi	100,000	3/20/2008	$3,000
Ling Luan	100,000	3/20/2008	$3,000
Qing Liang Chen	100,000	3/20/2008	$3,000
Yan Mei Du	100,000	3/20/2008	$3,000
Nan Su	100,000	3/20/2008	$3,000
Qing Di	100,000	3/20/2008	$3,000
Hong Tao Bai	100,000	3/20/2008	$3,000
Meng Xia Zhuang	100,000	3/20/2008	$3,000
Zhi Hui Zhang	100,000	3/20/2008	$3,000
Shu Ting Zhang	100,000	3/20/2008	$3,000
Wen Fang Dong	100,000	3/20/2008	$3,000
Yan Hu	100,000	3/20/2008	$3,000
Zhen Qin Wang	100,000	3/20/2008	$3,000
Wei Lin	100,000	3/22/2008	$3,000
Yi Xiong Wang	100,000	3/22/2008	$3,000
Yang Yu	100,000	3/22/2008	$3,000
Shu Jun Huang	100,000	3/22/2008	$3,000
Zheng Jie Hua	100,000	3/22/2008	$3,000
Ming Liu	100,000	3/22/2008	$3,000
Li Wen Shi	100,000	3/22/2008	$3,000

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D – SHAREHOLDERS’ EQUITY (Continue)

Name	Share QTY	Purchase Date	Amount ($0.03) Per Share
Zhong Huan Li	100,000	3/22/2008	$3,000
Ji Xiang Liu	100,000	3/22/2008	$3,000
Hou Qin Li	100,000	3/22/2008	$3,000
Hao Chen Liu	100,000	3/22/2008	$3,000
Da Liu	100,000	3/22/2008	$3,000
Yu Ming Zhou	100,000	3/22/2008	$3,000
Bao Shu Dai	100,000	3/22/2008	$3,000
Total	5,200,000		$156,000

On April 28, 2008, the Company issued additional 1,400,000 shares to 14 shareholders at $0.03 per share or $42,000 for common stock (stock subscription receivable). Detail as follow:

Name	Share QTY	Purchase Date	Amount ($0.03) Per Share
Jun Liu	100,000	4/28/2008	$3,000
Yu Yan Qin	100,000	4/28/2008	$3,000
Lian Sheng Zhou	100,000	4/28/2008	$3,000
Wen Hui Zhou	100,000	4/28/2008	$3,000
Yong Heng Hao	100,000	4/28/2008	$3,000
Mei Sheng	100,000	4/28/2008	$3,000
Wen Luan Hu	100,000	4/28/2008	$3,000
Guang Yue Shang	100,000	4/28/2008	$3,000
Ke Yan Liu	100,000	4/28/2008	$3,000
Li Fang Huang	100,000	4/28/2008	$3,000
Hui Li	100,000	4/28/2008	$3,000
Fu Jun Jia	100,000	4/28/2008	$3,000
Yong Yu Liu	100,000	4/28/2008	$3,000
Bao Yu Li	100,000	4/28/2008	$3,000
Total	1,400,000		$42,000

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D – SHAREHOLDERS’ EQUITY (Continue)

On July 20, 2008, additional 1,200,000 shares were issued to 7 shareholders at $ 0.03 per share, and the total proceeds of $36,000 were received. Detail as follow:

Name	Share QTY	Purchase Date	Amount ($0.03) Per Share
Sen Chai	100,000	7/20/2008	$3,000
Qian Sun	100,000	7/20/2008	$3,000
Yun Sun	100,000	7/20/2008	$3,000
Wan Ting Li	100,000	7/20/2008	$3,000
Fu Xiang Tian	200,000	7/20/2008	$6,000
Zeng Zhao	300,000	7/20/2008	$9,000
Lie Rong Huang	300,000	7/20/2008	$9,000
Total	1,200,000		$36,000

On July 20, 2008, 139,000 shares were issued to Williams Law Group at $ 0.03 per share for the legal service value $4,170.

As of December 31, 2008, the total 27,939,000 shares were issued and outstanding.

At December 15, 2009, additional 60,000 shares were issued to 3 shareholders, Baozhong Fu, Long Zhang, and Xuefeng Zhang, Chinese citizens, at $ 0.20 per share, and the total proceeds of $12,000 were received.

Therefore, as of December 31, 2009, the company has a total of 27,999,000 shares were issued and outstanding.

Stock Subscription Receivable

At February 19, 2008, the Company had receivables from its four founding stockholders aggregating $20,000 for the purchase of their Company common stock.

At March 31, 2008, the Company had receivable from its 52 shareholders aggregating $ 156,000 for the purchase of their Company common stock.

And at April 28, 2008, the Company had receivable from its 14 shareholders aggregating $ 42,000 for the purchase of their Company common stock.

The outstanding balances were due on demand. All receivables of $ 218,000 were subsequently paid in full in July 2008.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E – SUBSEQUENT EVENTS

At March 24, 2010, hardware sales revenue of $ 162,840 was recognized, and a cost of $148,000 was recorded too.

As of March, 31, 2010, a total revenue of $66,018 was earned; and the amount of $148,000 that prepaid to supplier on March, 2009 was become cost of good sold.

NOTE F – GOING CONCERN

As shown in the accompanying financial statements which have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern, the Company has incurred operating losses of $ 38,686 and $ 51,612 in the 12 months ended December 31, 2009 and 2008 and a cumulative loss of $ 90,244 for the period February 19, 2008 (inception) through December 31, 2009. The Company is considered to be a development stage company.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations and carry out its business plan.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. In 2009, the Company generated sales revenue of $66,018, and cumulative net loss of $ 90,244 from February 19, 2008 (inception) through December 31, 2009.  Besides, as of December 31, 2009, the cash and cash equivalent balance was $84,504 , the management believes that the revenues will be generated and its cash flows will be maintained to cover its operational costs and the risk of going concern in long term is significantly low.

Interim Financial Statements
Hyperera, Inc
Three Months Ended March 31, 2010

Contents

HYPERERA, INC
(A Development Stage Enterprise)
CONSOLIDATED BALANCE SHEET

	March 31	December 31	December 31
	2010	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$238,537	$84,504	$92,770
Accounts receivable, net	-	-	-
Total Current Assets	$238,537	$84,504	$92,770

Other current assets:
Prepaid Expenses	-	148,600	-
Loan to shareholders	-	-	115,000
Total Other Current Assets	$-	$148,600	$115,000

TOTAL ASSETS	$238,537	$233,104	$207,770

LIABILITIES & EQUITY
Current liabilities:
Account payable	$-	$-	$354
Loan from shareholders	61,350	53,631	500
Payroll liabilities	-	-	668
Total current liabilities	$61,350	$53,631	$1,522

Stockholders' Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 27,999,000 shares issued and outstanding.	$27,999	$27,999	$27,939
Paid-in capital	$242,171	$242,171	$230,231
Deficit accumulated during the development stage	(92,530)	(90,244)	(51,611)
Accumulated other comprehensive loss	(453)	(453)	(311)

Total stockholders' equity	$177,187	$179,473	$206,248
TOTAL LIABILITIES & EQUITY	$238,537	$233,104	$207,770

HYPERERA, INC
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF LOSS

	Three Month	Three Month	Three Month	Cumulative from
	Ended	Ended	Ended	February 19, 2008 (Date
	March 31	March 31	March 31	of Inception) Through
	2010	2009	2008	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$162,840	$-	$-	$228,858
Cost of Goods Sold	148,000	-	-	207,998
Gross Profit	$14,840	$-	$-	$20,860
Operating expenses:
Research and development	-	-	-	-

Selling, general and administrative expenses	17,126	6,883	-	113,453

Depreciation and amortization expenses	-	-	-	-
Total Operating Expenses	$17,126	$6,883	$-	$113,453

Operating Loss	$(2,286)	$(6,883)	$-	$(92,593)
				-
Investment income, net	$-	$35	$-	$63
Interest Expense, net	-	-	-	-
Loss before income taxes	(2,286)	(6,848)	-	(92,530)
Loss tax expense	-			-
Net loss	$(2,286)	$(6,848)	$-	$(92,530)

Net loss per common share- Basics	$(0.00)	$(0.00)	$-	$(0.00)
Net loss per common share- Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	-	-	-	(453)
Other comprehensive loss	-	$-	$-	$(453)
Comprehensive Loss	(2,286)	$(6,848)	$-	$(92,983)

HYPERERA, INC
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDERS EQUITY
The Period February 19, 2008 ( Date of Inception)
through March 31, 2010

				Deficit
				Accumulated	Accumulated
			Additional	During the	Other	Total
	Common Stock		Paid-in	Development	Comprehensive	Stockholders'
	Shares	Amount	Capital	Stage	Income (Loss)	Equity

Issuance of common stocks to shareholders @0.001 per share on February 19, 2008	20,000,000	$20,000	$-	$-		$20,000

Issuance of common stocks to shareholders @0.03 per share on March 31, 2008	5,200,000	$5,200	$150,800			$156,000

Issuance of common stocks to shareholders @0.03 per share on April 28, 2008	1,400,000	$1,400	$40,600			$42,000

Issuance of common stocks to shareholders @0.03 per share on July 20, 2008	1,200,000	$1,200	$34,800			$36,000

Issuance of common stocks to Williams @0.03 per share on July 20, 2008	139,000	$139	$4,031			$4,170

Adjustment for Exchange rate changes					$(311)	$(311)

Net loss for the period ended December 31, 2008				$(51,611)		$(51,611)
Balance, December 31, 2008	27,939,000	$27,939	$230,231	$(51,611)	$(311)	$206,248

Issuance of common stocks to shareholders @0.20 per share on December 15, 2009	60,000	$60	$11,940			$12,000

Adjustment for Exchange rate changes					$(142)	$(142)

Net loss for the period ended December 31, 2009				$(38,633)		$(38,633)
Balance, December 31, 2009	27,999,000	$27,999	$242,171	$(90,244)	$(453)	$179,473

Net loss for the period ended March 31, 2010				$(2,286)		$(2,286)
Balance, March 31, 2010	27,999,000	$27,999	$242,171	$(92,530)	$(453)	$177,187

HYPERERA, INC
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF CASH FLOWS

				Cumulative from
	Three Month Ended	Three Month Ended	Three Month Ended	February 19, 2008
	March 31	March 31	March 31	(Date of Inception) to
	2010	2009	2008	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating Activities:
Net loss	$(2,286)	$(6,848)	$-	$(92,530)
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash portion of share based legal fee expense	-	-	-	4,170
Prepaid Expenses	148,600	(207,998)	-	-
Loan to shareholders	-	115,000	-	-
Account payable	-	(354)	-	-
Payroll liabilities	-	(668)	-	-
Loan from shareholders	7,719	39,500	500	61,350
Net cash provided by operating activities	$154,033	$(61,368)	$500	$(27,010)

Investing Activities:
Net cash provided by investing activities	$-		$-	$-

Financing Activities:
Proceeds from issuance of common stock	-		-	266,000
Net cash provided by financing activities	$-		$-	$266,000

Effect of Exchange Rate on Cash	$-		$-	$(453)
Net increase (decrease) in cash and cash equivalents	$154,033	$(61,368)	$500	$238,537
Cash and cash equivalents at beginning of the year	$84,504	$92,770	$-	$-
Cash and cash equivalents at end of year	$238,537	$31,402	$500	$238,537

Supplemental schedule of non-cash investing and financing activities:
Common stock issued pursuant to stock subscription receivable -officer (Note D)	$-		$176,000	$-

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE A- BUSINESS DESCRIPTION

Hyperera, Inc. (the “Company”), incorporated under the laws of Nevada on February 19, 2008, with registered address at 375 N. Stephanie, Suite 1411, Henderson, NV 89014.  Hyperera, Inc. operates its business in the U.S. as Hyperera USA, Inc. the Company’ s wholly owned branch located in the State of Illinois and has principal office at 2316 South Wentworth Avenue, Chicago, IL 60616.

In addition to our U.S. operation, we have one representative office in China. Hyperera Beijing Representative Office (“Hyperera Beijing”) was established on April 2, 2008.  It is a representative office on behalf of Hyperera, Inc. The office was closed effective on July 1, 2009; in order to developing and operating more efficiently, at the mean time, Hyperera, Inc established a subsidiary Hyperera Technology (Beijing) Co, Ltd in China in July 3, 2009 to replace the office to conduct and operate the business of trading services, distribution, and marketing of the surgery anesthesia clinic management software and ICU management system software and hardware system in Asia.

Hyperera Technology (Beijing) Co, Ltd, as the wholly owned subsidiary, is registered on July 3, 2008 in China.  Hyperera Technology (Beijing), Ltd is located at Room 11A, Block B, Kingwing Hotel, No. 17 Dongsanhuan South Road, Chaoyang District, Beijing, China 100021.

Hyperera, Inc. is headquartered in 2316 South Wentworth Avenue, Chicago, IL 60616, USA.  The telephone number is 312-842-2288.

Hyperera Inc is a high-tech enterprise specialized in the surgery anesthesia clinic management software and intensive care unit (ICU) management system, control software research, development, software maintenance, upgrade and services. Our business is the sale of the surgery anesthesia clinic management software and ICU management system in Asia, and North America.

The surgery anesthesia clinic management software and ICU management system software is developed in China by Beijing Chaoran Chuangshi Technology Co., Ltd (“Beijing Chaoran”).  It was established in 2002 specializing in technology developed and service, sales of computer hardware and software, machine and electric equipment.  Beijing Chaoran Chuangshi Technology Co., is located in No.28 Mujiu Road, Mujiayu Town, Miyun, Beijing, China.  On March 1st, 2008, Hyperera, Inc. signed a long-term distribution agreement with Beijing Chaoran Chuangshi Technology Co.  Beijing Chaoran Chuangshi Technology Co is a Chinese Technology company owned 100% by Mr.Liancheng Li, a Chinese national, the founder of the company.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

At March 31, 2010 and for the three months then ended, the financial statements reflect the assets, revenues and expenditures of the Company on the accrued basis of accounting.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and disclosures. Accordingly, actual results could differ from those estimates.

The Company has determined the United States dollars to be its functional currency for Hyperera; People’s Republic of China Chinese Yuan Renminbi to be its functional currency in Hyperera Beijing subsidiary. Assets and liabilities were translated to U.S. dollars at the period-end exchange rate. Statement of operations amounts were translated to U.S. dollars using the first date of each month during the year. Gains and losses resulting from translating foreign currency financial statements are accumulated in other comprehensive income (loss), a separate component of shareholders’ equity.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2010, there’s $238,537 cash and cash equivalents.

Property, Plant, and Equipment Depreciation

Property, plant, and equipment are stated at cost.  Depreciation is being provided principally by straight line methods over the estimated useful lives of the assets.  As of March 31, 2010, there were no fixed assets in the Company’s balance sheets.

Stock-Based Compensation

The Company accounts for stock issued for services using the fair value method.  In accordance with FASB ASC 505, the measurement date of shares issued for services is the date at which the counterparty’s performance is complete.

Comprehensive Income

The company’s comprehensive income is comprised of net income, unrealized gains and losses on marketable securities classified foreign currency translation adjustments, and unrealized gains and losses on derivative financial instruments related to foreign currency hedging.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loss Per Common Share

 Basic EPS is computed by dividing the income (loss) available to Common Shareholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the periods.

The Company only issued one type of shares, i.e., common shares only.  There are no other types securities were issued.  Accordingly, the diluted and basics net loss per common share are the same.

Revenue Recognition

In accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” the Company recognizes sales revenue for hardware, software and customized clinical information systems sales when it is realized or realizable and earned.

The Company must meet all of the following four criteria under SAB 104 to recognize revenue:

•	Persuasive evidence of an arrangement exists
•	Delivery has occurred
•	The sales price is fixed or determinable
•	Collection is reasonably assured

(1)	Sales of Hardware

For most of the Company’s hardware product sales, these criteria are met at the time the product is shipped. The Company recognizes revenue from the sale of hardware products, and software bundled with hardware that is essential to the functionality of the hardware sold by the Company in accordance with general revenue recognition accounting guidance based on guidance in SAB 104 and FASB ASC 605-25.

As of March 31, 2010, the company sold total of hardware products for $162,840, which had no bundled system operation software.  There was no other software sold.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

(2)	Sales of Software

In accordance with FASB ASC 605-25 and FASB ASC 985-605-25, “Revenue Recognition,” the Company recognizes software sales revenue when it is realized or realizable and earned. Revenue is realized or realizable when the product is exchanged for cash or for claim to cash or other assets that are readily convertible into known amounts of cash. The Company must meet all of the following four criteria under FASB ASC 605-25 and FASB ASC 985-605-25 to recognize software revenue:
•	Persuasive evidence of an arrangement exists
•	Delivery has occurred
•	The vendor’s fee is fixed or determinable
•	Collectability is probable.

The Company recognizes revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) standalone sales of software products, (ii) sales of software upgrades and (iii) sales of software bundled with hardware not essential to the functionality of the hardware.

The Company’s CIS software is standalone, and as of March 31, 2010, there was no CIS software sold.

(3)	Multiple-element Arrangement for Sales of Hardware, Software and CIS:

We currently recognize multiple-element sales revenue pursuant to FASB ASC Topic 985-605 Software, Revenue Recognition, or ASC 985-605. We generate revenue from the sale of our software products sold directly to end-users.  We also generate revenue from sales of hardware and third party software, implementation, training, software customization, post-contract support (maintenance).  A typical system contract contains multiple elements of the above items. FASB ASC Topic 985-605-25, Software, Revenue Recognition, Multiple Elements, or ASC 985-605-25, as amended, requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of those elements. The fair value of an element must be based on vendor specific objective evidence ("VSOE"). We limit our assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. VSOE calculations are updated and reviewed at the end of each quarter or annually depending on the nature of the product or service.

HYPERERA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

In accordance with paragraph 7-19 of EITF 99-19, "Reporting Revenues Gross as a Principal versus Net as an Agent", the Company will recognize revenues on a gross basis. EITF 99-19 discusses whether revenues and cost of goods sold to arrive at gross profit and their corresponding assets and liabilities should be recorded at gross or net.

The following indicators of gross revenue recognition are existed in the Company:
•	Acts as principal in the transaction.
•	Has risk and rewards of ownership, such as risk of loss for collection, delivery and returns, and
•	Takes title to the products,
•	Flexibility in pricing
•	Assumes credit risk;
•	The company can change the products or perform part of the service, and the Company customizes the supplier’s software based on customer’s needs.

All the indicators of net revenue reporting (EITF 99-19, paragraph 15-19) are not existed in the Company.

Prepaid Expense to Supplier

On March, 2009, the Company wire transferred $207,998 to Beijing Chaoran for prepaid hardware purchase orders.  As of March, 2010, the total of $207,998 prepayment to supplier was became Cost of Good Sold.
Prepaid to Supplier:
3/9/2009	Prepaid to Chaoran	$59,998
3/18/2009	Prepaid to Chaoran	$148,000
9/30/2009	Total	$207,998

11/19/2009	COGS	$5,968
12/28/2009	COGS	$54,030
12/31/2009	Total COGS	$59,998
12/31/2009	Total Prepaid to Supplier	$148,000

3/24/2010	COGS	$148,000

3/31/2010	Total Prepaid to Supplier	$0.00

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Expenses

From the period of January 1, 2010 to March 31, 2010, there’s total of $ 17,126 operating expense.

	3/31/2010	3/31/2009
Expense
Bank Service Charges	180.00	126.86
License & Registration	654.00	224.00
Meals and Entertainment	0.00	300.00
Telephone Expense	0.00	155.00
Office Supplies	800.00	0.00
Payroll Expenses
Net Wage Payment-China	0.00	1,335.72
Payroll Withholding Tax-China	0.00	95.20
Total Payroll Expenses	0.00	1,430.92
Professional Fees
Legal Fee	0.00	600.00
SEC filling fee	2,667.60	0.00
Total Professional Fees	2,667.60	600.00
Rent Expense
Rent Expense - China Subsidiary	7,710.00	0.00
Rent Expense - US Corporation	1,800.00	1,800.00
Total Rent Expense	9,510.00	1,800.00
Travel Expense
Air Tickets	3,314.10	2,043.00
Lodging & Hotel	0.00	202.99
Total Travel Expense	3,314.10	2,245.99
Total Expense	17,125.70	6,882.77

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE C – RELATED PARTY TRANSACTIONS

Common Shares Issued to Executive and Non-Executive Officers and Directors

As of December 30, 2009, total 20,400,000 shares were issued to officers and directors were not changed.  But, the total outstanding shares were changed to 27,999,000; the percentage of common shares issued to executive and non-executive officers and directors have been changed accordingly. Please see the Table below for details:

Name	Title	Share QTY	Amount	Date	% of Common Share
Zhi Yong Li	Chairman	10,000,000	$10,000.00	2/19/2008	35.72%
Wei Wu	President	5,000,000	$5,000.00	2/19/2008	17.86%
Hui Tao Zhou	Director	5,000,000	$5,000.00	2/19/2008	17.86%
Jian Wu Zhang	Director	100,000	$3,000.00	3/31/2008	0.36%
Ming Liu	Director	100,000	$3,000.00	3/31/2008	0.36%
Hong Tao Bai	Vice-President	100,000	$3,000.00	3/31/2008	0.36%
Nan Su	CTO	100,000	$3,000.00	3/31/2008	0.36%
Simon Bai	CFO				0.00%
Total		20,400,000	$32,000.00		72.86%

Loans from Shareholders

As of March 31, 2010, the Company’s officer, Mr. Zhiyong Li have loaned $ 61,350 to Hyperera China Subsidiary for operating and administrating expenses.

Operating Leases

The Company entered into a lease for its corporate office in Chicago under terms of non-cancelable operating leases. The lease term is from March 1, 2008 through February 28, 2011 and requires a $ 600 monthly lease payment. This office space is leased from a related party, which is the Company’s officer Simon Bai.

Prepaid Expense to Supplier

On March, 2009, the Company wire transferred $207,998 to Beijing Chaoran for prepaid hardware purchase orders.  In March, 2010, all prepayment to supplier was became Cost of Good Sold.  There was no prepaid expense balance as of March 31, 2010.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE C – RELATED PARTY TRANSACTIONS (Continued)

Cost of Goods Sold

The Company’s purchase cost is primarily from supplier, Beijing Chaoran Chuangshi Technology Co., Ltd (“Beijing Chaoran”), owned 100% by Mr.Liancheng Li, the father of Mr. Zhiyong Li.  The management believes that the purchase price for the parts will be market price.

The products the Company will sell are provided by Beijing Chaoran Chuangshi Technology Co., Ltd.  Beijing Chaoran was established in 2002 specializing in management information system applied in power industry.  The Company signed a two-year software license and distribution agreement with Beijing Chaoran on March 1, 2009. Under the terms of the agreement Beijing Chaoran authorizes Hyperera to be its exclusive sales and service agent for suegery anesthesia clinic management software and ICU management system product lines. The product lines shall include the products that Beijing Chaoran developed before the agreement signed and the products that will be developed solely by Beijing Chaoran during the term of the agreement.  Beijing Chaoran is the exclusive supplier of the products Hyperera sells.  The management Hyperera, Inc. believes that the purchase price for the system and software from Hyperera will be market price.  Hyperera, Inc. and Beijing Chaoran are two totally separated entities, i.e., Hyperara, Inc. is a USA corporation and will fully comply with USA regulations and USA general accepted accounting principles; Beijing Chaoran is a Chinese company and it will comply with Chinese legal systems.  Hyperera, Inc. and Beijing Chaoran will operate independently.  Beijing Chaoran, as a Chinese local company, will record their software and hardware costs based on the Chinese accounting regulations rulings.  But, when Hyperera, Inc. purchases the software and hardware and the services from Beijing Chaoran, Hyperera, Inc. will record the actual costs paid to Beijing Chaoran as long as the products or services been delivered to Hyperera, Inc. by Beijing Chaoran.

The management of Beijing Chaoran disclosed to Hyperera, Inc. that Beijing Chaoran adopted the cost plus pricing policies with market adjustment, negotiable with customers.  Beijing Chaoran adopted the cost plus system for all the products for all customers including the product, surgery anesthesia clinic management software and ICU management system exclusively distributed by Hyperera, Inc.  Specifically, the selling price for Beijing Chaoran is determined by total actual cost of direct materials (hardware), direct labor, and allocated overhead, plus 5-10% of total cost.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE C – RELATED PARTY TRANSACTIONS  (Continue)

In March 1, 2009, the Company placed order to purchase the three hardware parts through Beijing Chaoran, the total cost of the hardware purchase is $207,998.00, the amount of  $59,998 and $ 148,000 was prepaid on March 9 and 18, 2009 respectively.

And the prepaid amount of $59,998 became cost of good sold as of December 31, 2009, and the prepaid amount of $148,000 became cost of good sold as of March 31, 2010.

NOTE D – SHAREHOLDERS’ EQUITY

Under the Company’s Articles of Incorporation dated February 19, 2008, the Company is authorized to issue 200,000,000 shares of capital stock with a par value of $0.001.

On Feburary19, 2008, the Company was incorporated in the State of Nevada.

On February 19, 2008, , the Company issued 20,000,000 shares to three founders of the Company, Zhiyong Li, Wei Wu, and Huitao Zhou  at $0.001 per share or $20,000 for initial capital (stock subscription receivable).

On March 31, 2008, the Company issued total 5,200,000 shares to 52 shareholders at $0.03 per share or $156,000 for common stock (stock subscription receivable).

On April 28, 2008, the Company issued additional 1,400,000 shares to 14 shareholders at $0.03 per share or $42,000 for common stock (stock subscription receivable).

On July 20, 2008, additional 1,200,000 shares were issued to 7 shareholders at $ 0.03 per share, and the total proceeds of $36,000 were received.

On July 20, 2008, 139,000 shares were issued to Williams Law Group at $ 0.03 per share for the legal service value $4,170.

At December 15, 2009, additional 60,000 shares were issued to 3 shareholders, Baozhong Fu, Long Zhang, and Xuefeng Zhang, Chinese citizens, at $ 0.20 per share, and the total proceeds of $12,000 were received.

Therefore, as of March 31, 2010, the company has a total of 27,999,000 shares were issued and outstanding.

HYPERERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE E – GOING CONCERN

As shown in the accompanying financial statements which have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern, the Company has incurred operating losses of $2,286 and $ 92,530 in the three months ended March 31, 2010 and period February 19, 2008 (inception) through March 31, 2010, respectively. The Company has not recorded any revenues and is considered to be a development stage company.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

The Company’s lack of operating history and financial resources raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operations.

PROSPECTUS
HYPERERA, INC.
Dated _____________, 2010

Selling shareholders are offering up to 6,839,000 shares of common stock.  The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$25
Legal Fees and Expenses	50,000
Accounting Fees and Expenses*	50,000

Total*	$100,025

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On February 19, 2008, three founders of the Company, Zhiyong Li, Wei Wu, and Huitao Zhou purchased 20,000,000 shares at $0.001 per share. The proceeds of $ 20,000 were received.

On March 31, 2008, total 5,200,000 shares were issued at price of $0.03 per share to 52 shareholders for $156,000.  On April 28, 2008, additional 1,400,000 shares were issued to 14 shareholders and sold at price of $0.03 per share.  The proceeds of $42,000 were received.  On July 20, 2008, additional 1,200,000 shares were issued to 7 shareholders for total proceeds of $36,000.

On July 20, 2008, 139,000 shares were issued to Williams Law Group at $ 0.03 per share for the legal service value $ 4,170.

At December 15, 2009, additional 60,000 shares were issued to 3 shareholders at $ 0.20 per share, and the total proceeds of $12,000 were received.  Therefore, as of December 31, 2009, the company has a total of 27,999,000 shares were issued and outstanding.
All persons acquiring shares were non U.S. citizens or residents except for Williams Law Group.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1	Articles of Incorporation of Hyperera, Inc.
2	Bylaws of Hyperera, Inc.
3	Organizational Documents of Hyperera Technologies (Beijing) Co., Limited,

Item 4

1	Form of common stock Certificate of Hyperera, Inc.(1)

Item 5

1	Legal Opinion of Williams Law Group, P.A.

Item 10

1	Agreement with Beijing Chaoran Technology Co., Ltd.
2	Purchase Agreements
3	Office Lease Agreement

Item 21

One subsidiary:  Hyperera Technologies (Beijing) Co., Limited,

Item 23

1	Consent of Enterprise CPAs, Ltd. *
2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

* filed herewith

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             5.    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Beijing China on July 12, 2010.

Hyperera, Inc.

Title	Name	Date	Signature
Chairman	Zhi Yong Li	July 12, 2010	/s/ Zhi Yong Li

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
Zhi Yong Li	/s/ Zhi Yong Li	Chairman of the Board/Principal Executive Officer	July 12, 2010
Wei Wu	/s/ Wei Wu	President	July 12, 2010
Simon Bai	/s/ Simon Bai	Chief Financial Officer/Principal Accounting Officer	July 12, 2010
Huitao Zhou	/s/ Huitao Zhou	Director	July 12, 2010
JianWu Zhang	/s/ JianWu Zhang	Director	July 12, 2010
Ming Liu	/s/ Ming Liu	Director	July 12, 2010